As Filed with the Securities and Exchange Commission on March 7, 2003
Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MGE Energy, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-2040501 (I.R.S. Employer Identification No.)

133 South Blair Street

Madison, Wisconsin 53703
(608) 252-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry A. Hanson, Vice President, Chief Financial Officer and Secretary

Jeffrey C. Newman, Vice President and Treasurer
MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53703
(608) 252-7000
(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copy to:

Jack A. Molenkamp, Esq.

Hunton & Williams
1900 K Street, NW
Washington, DC 20006

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to Be Registered	be Registered (1)	Per Unit (2)	Offering Price (2)	Registration Fee

Common Stock, par value $1.00 per share Medium-Term Notes (3)	$200,000,000	100%	$200,000,000	$16,180

(1)	Such indeterminate number of shares of common stock and amount of medium-term notes as may from time to time be issued at indeterminate prices. The amount registered is in U.S. dollars or the equivalent thereof in foreign currency or currency units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The aggregate public offering price of the securities registered hereby will not exceed $200,000,000 in U.S. dollars or the equivalent thereof in foreign currency or currency units.

(3)	Medium-term notes may be issued at an original issue discount.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains the following prospectuses:

•	a prospectus to be used in the offer and sale of medium-term notes;

•	a prospectus to be used in the offer and sale of shares of common stock pursuant to the Dividend Reinvestment and Direct Stock Purchase Plan (Investors Plus Plan); and

•	a prospectus to be used in other offers and sales of shares of common stock.

     The registrant plans to offer and sell, from time to time, an indeterminate amount of securities registered pursuant to this registration statement, provided that the initial public offering price of such securities will not exceed $200,000,000 in the aggregate. Decisions as to which securities will be offered or the timing or size of any such offering will be made from time to time based on market conditions and other factors.

ii

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 7, 2003

Prospectus

MGE ENERGY, INC.

Medium-Term Notes
Due from Nine Months to 30 Years from Date of Issue

     We intend to offer from time to time, at prices and on terms to be determined at or prior to the time of sale, our unsecured medium-term notes having an aggregate initial offering price not to exceed $200,000,000, subject to reduction if we sell any shares of common stock pursuant to separate prospectuses under the registration statement of which this prospectus is a part.

     We will describe the specific terms of the notes, together with the terms of the offering of notes, the initial offering price and our net proceeds from their sale, in supplements to this prospectus. You should read both the prospectus and the applicable prospectus supplement carefully before you invest.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell the notes directly to purchasers, through agents we may designate from time to time or to or through underwriters. If any agents or underwriters are involved in the sale of notes, we will specify the names of those agents or underwriters and any applicable commission or discount in the applicable prospectus supplement. Our net proceeds from the sale of notes will be the initial public offering price of those notes less the applicable discount, in the case of an offering through an underwriter, or the purchase price of those notes less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those notes.

The date of this prospectus is                    , 2003.

ABOUT THIS PROSPECTUS	2

WHERE YOU CAN FIND MORE INFORMATION	3

MGE ENERGY, INC.	4

USE OF PROCEEDS	4

RATIOS OF EARNINGS TO FIXED CHARGES	4

DESCRIPTION OF NOTES	5

U.S. FEDERAL INCOME TAX CONSEQUENCES	25

PLAN OF DISTRIBUTION	31

LEGAL MATTERS	31

EXPERTS	32

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the notes described in this prospectus in one or more offerings with a total offering price not to exceed $200,000,000, subject to reduction if we sell any shares of common stock which were registered in the same registration statement and described in separate prospectuses. This prospectus provides you with a general description of the notes. Each time we sell notes, we will describe in a supplement to this prospectus the specific terms of the notes being sold in that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and the applicable prospectus supplement, together with additional information referred to in “Where You Can Find More Information,” before investing in the notes.

     We are not offering the notes in any state where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

WHERE YOU CAN FIND MORE INFORMATION

     We file, and our wholly owned subsidiary, Madison Gas and Electric Company (“MGE”), has filed, annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s web site at www.sec.gov or on our website at www.mgeenergy.com. Our common stock is traded on The Nasdaq National Market under the symbol “MGEE,” and you may inspect copies of any documents we file with the SEC at the offices of The National Association of Securities Dealers, Inc. located at 1735 K Street, NW, Washington, DC 20006.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we and MGE have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the notes:

•	MGE’s Annual Report on Form 10-K for the year ended December 31, 2001.

•	MGE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

•	MGE Energy’s and MGE’s combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

     You may request a copy of these filings at no cost, by writing, calling or e-mailing us at the following address:

MGE Energy, Inc.
Post Office Box 1231
Madison, Wisconsin 53701-1231
Attention: MGE Energy Shareholder Services
Telephone: (800) 356-6423
Email: investor@mgeenergy.com

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information.

MGE ENERGY, INC.

     MGE Energy, Inc. (the “Company”), a Wisconsin corporation incorporated in 2001, is an exempt holding company under the Public Utility Holding Company Act of 1935. We are the parent holding company of Madison Gas and Electric Company (“MGE”), a regulated public utility, as well as several non-regulated subsidiaries.

     MGE is a Wisconsin public utility that generates and distributes electricity to nearly 130,000 customers throughout 250 square miles of Dane County, Wisconsin. MGE also purchases, transports and distributes natural gas to more than 126,000 customers in 1,325 square miles of service territory in seven counties: Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon. MGE has served the Madison area since 1896.

     MGE Power, LLC has been formed to develop, acquire and own real estate and electric generating facilities. Together with the University of Wisconsin-Madison, we expect MGE Power, LLC to develop and build a natural gas-fired cogeneration plant to help meet the future needs of the University and MGE customers. The facility will produce steam heat and chilled water air conditioning for the University and up to 150 MW of electricity to meet demand in the Madison area. Through MGE Power, LLC, we also have an option (subject to regulatory approvals and other contingencies) to obtain a 1/12th equity interest in up to three coal-fired base-load generating facilities that are a part of Wisconsin Energy Corporation’s Power the Future proposal. The proposal includes three 600 MW coal-fired generating units, and our option permits us to obtain an ownership interest equivalent to no more than 150 MWs of generating capacity.

     Our other non-regulated subsidiaries include MGE Construct, LLC, which provides construction services for generating facilities, Central Wisconsin Development Corp., which provides property-related services and financing to promote development in the MGE service area, and MAGAEL LLC, which holds title to properties acquired for future utility plant expansion and non-utility property.

     Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703-1231, and our telephone number is (608) 252-7000. We also have a web site located at www.mgeenergy.com.

USE OF PROCEEDS

     Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the notes for financing capital expenditures and future acquisitions, to refund or redeem debt and for other general corporate purposes. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of such prospectus supplement. We will temporarily invest any net proceeds that we do not immediately use in marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

     The ratios of our earnings to fixed charges for each of the periods indicated are as follows:

						Nine Months
	Year Ended December 31,					Ended September 30,

	1997	1998	1999	2000	2001	2002	2001

Ratios of earnings to fixed charges	4.02x	3.84x	3.77x	3.81x	3.75x	5.12x	3.82x

     For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, current and deferred federal and state income taxes, investment tax credits deferred and restored charged (credited) to operations and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense, and the estimated interest component of rentals.

DESCRIPTION OF NOTES

     We will issue the notes under the Indenture, as supplemented from time to time, to be entered into between us and Bank One Trust Company, N.A., as Trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. We have summarized selected provisions of the Indenture below. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the Indenture, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Capitalized terms used below have the meanings specified in the Indenture.

General

     The notes are the only securities that we may issue under the Indenture. Although the Indenture does not limit the aggregate amount of notes that we may issue, we may not offer and sell more than $200,000,000 aggregate initial offering price of notes pursuant to this prospectus, subject to reduction in the event we sell shares of our common stock pursuant to a separate prospectus under the registration statement of which this prospectus is a part. The notes will be denominated in U.S. dollars, and payments of principal of and any premium and interest on the notes will be made in U.S. dollars. Unless otherwise specified in the applicable prospectus supplement, the notes will have the terms described below.

     The Indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the notes protection in the event of a highly leveraged or similar transaction involving our company. However, the Indenture provides that neither we nor any of our subsidiaries may subject specified property or assets to any mortgage or other encumbrance unless the notes are secured on an equal or ratable basis with or prior to that other secured indebtedness. See “Structural Subordination and Restrictions on Dividends and Encumbrances” below. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

     We may issue the notes from time to time, at varying interest rates and maturities and on other variable terms. The stated maturity of the notes will be any day from nine months to 30 years from their date of issue, as selected by the initial purchaser and agreed to by us, and, if so provided in the applicable prospectus supplement, the notes may be redeemable at our option or subject to repayment at the option of the holder prior to their stated maturity. See “Redemption and Repayment” below.

     Each note will be represented by either a global security registered in the name of a nominee of a securities depositary, such as Depository Trust Company, or a paper certificate issued in definitive form, as specified in the applicable prospectus supplement. In this prospectus, we refer to notes represented by a global security as Book-Entry Notes. Ownership interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the securities depositary and its participants. Owners of Book-Entry Notes will be entitled to physical delivery of notes represented by paper certificates only under the limited circumstances described in this prospectus under “Book-Entry System” below. Unless otherwise specified in the applicable prospectus supplement, we will issue the notes only in denominations of $1,000 and integral multiples of $1,000.

     We expect that payments of principal, premium, if any, and interest to owners of Book-Entry Notes will be made in accordance with the procedures of the securities depositary and its participants in effect from time to time as described below under “Book-Entry System.”

     Unless otherwise specified in the applicable prospectus supplement, we will pay the principal of and any premium and accrued interest on the notes as follows:

•	Payments on Book-Entry Notes will be made to the securities depositary in accordance with the arrangements then in effect between the Trustee and the depositary.

•	Payments on certificated notes due at maturity will be made in immediately available funds upon presentation and surrender of those notes at the Corporate Trust Office of the Trustee, provided that the holder presents the note in time for the Trustee to make such payments in those funds in accordance with its normal procedures.

•	Payments on certificated notes, other than payments due at maturity, will be made by a clearinghouse funds check mailed on the interest payment date; however, a holder of $10,000,000 or more in aggregate principal amount of notes may be entitled to receive such payments by wire transfer of immediately available funds to a bank located within the continental United States or by direct deposit into the holder’s account maintained with the Trustee, if requested in writing to the Trustee on or before the applicable record date for the interest payment date.

     Unless otherwise specified in the applicable prospectus supplement, the amount payable on an Original Issue Discount Note (as defined below under “Original Issue Discount Notes”), upon acceleration of maturity as described below under “Events of Default” or upon redemption or repayment prior to its stated maturity, in lieu of the principal amount due at the stated maturity of that note, will be the Amortized Face Amount of that note as of the date of declaration, redemption or repayment, as the case may be. The “Amortized Face Amount” of an Original Issue Discount Note will be equal to (1) the principal amount of that note multiplied by the issue price (expressed as a percentage of its principal amount) specified in the applicable prospectus supplement, plus (2) the portion of the difference between the dollar amount determined pursuant to the preceding clause (1) and the principal amount of that note that has accreted at the yield to maturity specified in the applicable prospectus supplement (computed in accordance with generally accepted U.S. bond yield computation principles) to the date of declaration, redemption or repayment, as the case may be. In no event, however, will the Amortized Face Amount of an Original Issue Discount Note exceed the principal amount stated in that note.

     Each note will bear interest at a fixed rate (a “fixed rate note”) or a variable rate (a “floating rate note”). The fixed rate may be zero in the case of a “Zero Coupon Note.” The variable rate may be determined by reference to several interest rate formulae described below in this prospectus or in the applicable prospectus supplement, and may be further adjusted by adding or subtracting the Spread (as defined below under “Floating Rate Notes”) and/or by multiplying by the Spread Multiplier (as defined below under “Floating Rate Notes”), if any, as specified in the applicable prospectus supplement. The prospectus supplement relating to each note will describe the following terms:

•	the price at which the note will be issued, which will be expressed as a percentage of the aggregate principal amount of the note;

•	the date on which the note will be issued (the “Original Issue Date”);

•	the date on which the note will mature, whether we may extend that date and, if so, the extension periods and the final maturity date;

•	whether the note is a fixed rate note or a floating rate note;

•	in the case of a fixed rate note, the interest rate, if any, the interest payment date or dates, if different from those set forth below under “Fixed Rate Notes,” and whether the interest rate may be changed by us prior to the stated maturity;

•	in the case of a floating rate note, the initial interest rate, the formula for determining the interest payable on the note, the interest reset dates, the interest payment dates, the Index Maturity (as defined below), the Spread and/or Spread Multiplier, if any, the maximum and minimum interest rates, if any, and any other terms relating to the particular method of calculating the interest rate for the note and whether the Spread and/or Spread Multiplier may be changed by us prior to the stated maturity;

•	whether the note is an Original Issue Discount Note and, if so, the yield to maturity;

•	whether the note is an Amortizing Note and, if so, the basis or formula for the amortization of principal and/or interest and the payment dates for the periodic principal payments;

•	the record date or dates for determining the person entitled to receive payments of principal, premium and interest, if any, if other than as set forth below;

•	whether the note is redeemable at our option or subject to repayment at the option of the holder prior to its stated maturity and, if so, when and at what price;

•	any sinking fund or other mandatory redemption provisions;

•	whether the note will be issued initially as a Book-Entry Note or a note represented by a paper certificate; and

•	any other terms of the note not inconsistent with the provisions of the Indenture.

     Certificated notes may be presented for payment and for registration of transfer or exchange at the Corporate Trust Office of the Trustee, currently 55 Water Street, 1st Floor, Jeanette Entrance, New York, New York 10041.

     All percentages resulting from any calculation with respect to any notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on any notes will be rounded to the nearest cent with one-half cent being rounded upward.

     As used in this prospectus, unless otherwise specified in the applicable prospectus supplement, “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close and, with respect to notes as to which the interest rate is calculated based on LIBOR, as described below, is also a London Business Day. “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Structural Subordination and Restrictions on Dividends and Encumbrances

     The notes will be our general unsecured and unsubordinated obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness. Because we are a holding company that conducts all of its operations through our subsidiaries, our ability to meet our obligations under the notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and the resulting rights of the holders of notes to participate in those assets, will be effectively subordinated to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock of any subsidiary. At present none of our subsidiaries has any issued and outstanding preferred stock.

     In addition to trade debt, our operating subsidiaries issue debt to finance their business activities. As of December 31, 2001, on a consolidated basis, we had approximately $178,500,000 of outstanding long-term debt, all of which was debt of our subsidiaries. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by us or our subsidiaries.

     Madison Gas and Electric Company (“MGE”), our regulated public utility subsidiary, has entered into an Indenture of Mortgage and Deed of Trust, dated as of January 1, 1946, between MGE and First Wisconsin Trust Company (now known as U.S. Bank, N.A.), as Trustee, and indentures supplemental thereto (collectively, the “Bond Indenture”). The Bond Indenture constitutes a direct first mortgage lien upon MGE’s permits, licenses and substantially all of its fixed property, including subsequently acquired permits, licenses and fixed property, subject to “permissible encumbrances” (as defined in the Bond Indenture) and to liens existing or placed upon that property at the time of our acquisition thereof. If MGE is unable to repay amounts due on any outstanding mortgage bonds, the lenders could proceed against the collateral securing the first mortgage bonds, and we may not have sufficient assets remaining on a consolidated basis to produce enough dividend income to pay our obligations under the note.

     Under the terms of the Seventeenth Supplemental Indenture to the Bond Indenture, so long as any of the bonds authorized thereunder are outstanding, dividends on MGE’s common stock cannot exceed an amount equal to MGE’s retained income, less dividends, accumulated since December 31, 1945. No portion of MGE’s retained income is so restricted at this time. At present, there is one series of bonds outstanding under the Seventeenth Supplement to the Bond Indenture, representing indebtedness in the amount of $21,200,000.

     MGE’s ability to pay dividends to us will be subject to its earnings and the needs of its business and, to a degree, the provisions of the Wisconsin Holding Company Act. The PSCW has the authority under that Act to restrict the payment of dividends by MGE if it finds that MGE’s capital will be impaired by payment of those dividends. Also, as part of the approval we received from the PSCW to become the holding company for MGE, the PSCW limited MGE from paying dividends in excess of its traditional dividend policy so long as its common equity ratio is below 55 percent. As of December 31, 2001, MGE’s common equity ratio was 53.6%.

     Neither we nor any of our subsidiaries may create or assume, except in favor of us or any of our direct or indirect wholly owned subsidiaries, any mortgage, pledge, or other lien or encumbrance upon any Principal Facility (as defined below under “Certain Definitions”), or any interest we or they may have therein in any stock of any

Regulated Subsidiary (as defined below under “Certain Definitions”) or any indebtedness of our subsidiaries to us or any other subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the outstanding notes. This limitation does not apply to the lien of the Bond Indenture or the “permitted encumbrances” described in the Indenture, including:

•	purchase money mortagages entered into within specified time limits;

•	liens extending, renewing or refunding those permitted purchase money mortgages;

•	liens existing on acquired property;

•	specified tax, materialmen’s, mechanics’ and judgment liens, liens arising by operation of law and other similar liens;

•	specified mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with tax-exempt financings;

•	liens to secure the cost of purchase, construction or improvement of any property; and

•	mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness secured thereby does not exceed the greater of $20,000,000 or 10% of Common Shareholders’ Equity (as defined below under “Certain Definitions”).

Interest and Interest Rates

     Unless otherwise specified in the applicable prospectus supplement, each note that is not a Zero Coupon Note will bear interest from and including the date it is originally issued, or from and including the most recent date to which interest on that note has been paid or duly provided for, to, but excluding, the next succeeding interest payment date or maturity until the principal of the note is paid or made available for payment. Unless otherwise specified in the applicable prospectus supplement, interest, if any, will be payable on each interest payment date and at maturity. Interest will be payable generally to the person in whose name a note is registered at the close of business on the regular record date next preceding an interest payment date. However, the first payment of interest on any note originally issued between a regular record date and the next interest payment date will be made on the interest payment date following the next succeeding regular record date to the person in whose name the note is registered on that next succeeding regular record date. Interest payable at maturity, including, if applicable, upon redemption, will be payable to the person to whom principal is payable.

     We may, from time to time, change the interest rates, interest rate formulae and other variable terms of the notes, but those changes will not affect any note already issued or as to which we have accepted an offer to purchase. Unless otherwise specified in the applicable prospectus supplement, the interest payment dates and the record dates for fixed rate notes will be as described below under “Fixed Rate Notes.” The interest payment dates for floating rate notes will be as specified in the applicable prospectus supplement, and unless otherwise specified in the applicable prospectus supplement, each record date for a floating rate note will be the 15th day (whether or not a Business Day) preceding each interest payment date.

     Each note that is not a Zero Coupon Note will bear interest at either a fixed rate or a floating rate determined by reference to an interest rate formulae, which may be adjusted by a Spread and/or Spread Multiplier; provided, that the interest rate in effect for the ten days immediately prior to the stated maturity will be the interest rate in effect on the tenth day preceding such stated maturity. Any floating rate note may also have either or both of the following: (1) a maximum interest rate, or a ceiling on the rate of interest which may accrue during any interest period, and (2) a minimum interest rate, or a floor on the rate of interest which may accrue during any interest period. The applicable prospectus supplement relating to each note will designate, with respect to a fixed rate note, the fixed rate of interest per annum or, with respect to a floating rate note, one or more of the following interest rate formulae:

•	Commercial Paper Rate, in which case we will refer to that note as a “Commercial Paper Rate Note;”

•	LIBOR, in which case we will refer to that note as a “LIBOR Note;”

•	Prime Rate, in which case we will refer to that note as a “Prime Rate Note;”

•	Treasury Rate, in which case we will refer to that note as a “Treasury Rate Note;” or

•	any other interest rate formula as we may specify in the applicable prosepectus supplement.

     In any event, the interest rate payable on the notes for any interest period cannot be greater than the maximum interest rate, if any, or less than the minimum interest rate, if any, specified in the applicable prospectus supplement. The interest rate on the notes also cannot exceed the maximum rate permitted by New York or other applicable law, as it may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with some exceptions, is 25% per annum on a simple interest basis. This limit does not apply to notes in which $2,500,000 or more has been invested.

Fixed Rate Notes

     Fixed rate notes will bear one or more annual fixed rates of interest during the periods or under the circumstances specified in the note and set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable prospectus supplement, the dates on which interest will be paid on fixed rate notes, including Amortizing Notes that are fixed rate notes, will be January 15 and July 15 of each year and at maturity, and the regular record dates will be the preceding January 1 and July 1, respectively, of each year (whether or not a Business Day) and the stated maturity. If any day for the payment of interest on a fixed rate note falls on a day that is not a Business Day, the payments to be made on that day with respect to that note will be made on the next succeeding Business Day with the same legal effect as if made on the due date, and no additional interest will be payable on the date of payment for the period from and after the due date as a result of the delayed payment.

Floating Rate Notes

     Floating rate notes will bear interest at a rate calculated by reference to the interest rate formula specified in the applicable prospectus supplement, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The “Spread” is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable prospectus supplement as being applicable to the interest rate formula for a particular floating rate note, and the “Spread Multiplier” is the percentage of the interest rate formula (adjusted for any Spread) specified in the applicable prospectus supplement as being applicable to a particular floating rate note. The applicable prospectus supplement will specify the interest rate formula and the Spread and/or Spread Multiplier, if any, as well as the maximum or minimum interest rate, if any, applicable to each floating rate note. In addition, the applicable prospectus supplement will define or describe for each floating rate note the following terms:

•	the Calculation Agent, if other than the Trustee;

•	the Index Maturity;

•	the Original Issue Date and the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date specified in the applicable prospectus supplement (the “Initial Interest Rate”);

•	the Interest Determination Dates (as defined below);

•	the interest payment dates and regular record dates; and

•	the Interest Reset Dates.

     Except as provided below or in the applicable prospectus supplement, the interest payment dates with respect to floating rate notes, including Amortizing Notes that are floating rate notes, will be the following dates and, in each case, at maturity:

•	if the interest rate resets daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified on the face thereof and in the applicable prospectus supplement;

•	if the interest rate resets quarterly, the third Wednesday of March, June, September and December of each year;

•	if the interest rate resets semi-annually, the third Wednesday of two months of each year, as specified on the face of the floating rate note and in the applicable prospectus supplement; and

•	if the interest rate resets annually, the third Wednesday of one month of each year, as specified on the face of the floating rate note and in the applicable prospectus supplement.

     If the date for the payment of interest, other than maturity, for a floating rate note falls on a day that is not a Business Day, that payment date will be postponed to the next succeeding Business Day. An exception applies to LIBOR Notes if that next succeeding Business Day is in the next succeeding calendar month. In that case, the payment date will be the immediately preceding London Business Day. If the maturity for a floating rate note falls on a day that is not a Business Day, all payments to be made on that day with respect to that note will be made on the next succeeding Business Day with the same legal effect as if made on the due date, and no additional interest will be payable on the date of payment for the period from and after the due date as a result of such delayed payment.

     The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the “Interest Reset Period” for such note, and the first day of each Interest Reset Period being an “Interest Reset Date”), as specified in the applicable prospectus supplement; provided, that the interest rate in effect from the date a note is originally issued to, but excluding, the first date on which interest is reset on that note will be the Initial Interest Rate set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the dates on which interest will reset will correspond to the applicable reset period as follows:

•	in the case of floating rate notes that reset daily, each Business Day;

•	in the case of floating rate notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week;

•	in the case of Treasury Rate Notes that reset weekly, except as provided below, the Tuesday of each week;

•	in the case of floating rate notes that reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes that reset quarterly, the third Wednesday of each March, June, September and December;

•	in the case of floating rate notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable prospectus supplement; and

•	in the case of floating rate notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable prospectus supplement.

     If any Interest Reset Date for a floating rate note falls on a day that is not a Business Day, that Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if that Business Day is in the next succeeding calendar month, that Interest Reset Date will be the immediately preceding London Business Day. Each adjusted rate will be in effect on and after the Interest Reset Date to which it relates, to but excluding, the next succeeding Interest Reset Date or until maturity.

     The interest rate for each Interest Reset Period will be the rate determined by the Calculation Agent on the Calculation Date (as defined below) pertaining to the Interest Determination Date pertaining to the Interest Reset Date for that Interest Reset Period. Unless otherwise specified in the applicable prospectus supplement, the “Interest Determination Date” pertaining to an Interest Reset Date will be:

How Term is Referenced
Type of Note	Interest Reset Date	in this Prospectus

Commercial Paper Rate Note	Second Business Day immediately preceding that Interest Reset Date	Commercial Paper Interest Determination Date

Prime Rate Note	Second Business Day immediately preceding that interest Reset Date	Prime Interest Determination Date

LIBOR Note	Second London Business Day immediately preceding that Interest Reset Date	LIBOR Interest Determination Date

Treasury Rate Note	Day of the week in which that Interest Reset Date falls on which Treasury bills would normally be auctioned*	Treasury Interest Determination Date

     *Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date falls on an Interest Reset Date for a Treasury Rate Note, then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

     Unless otherwise specified in the applicable prospectus supplement, the “Calculation Date” pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after the Interest Determination Date or, if that day is not a Business Day, the next Business Day, or (ii) the Business Day immediately preceding the applicable interest payment date or maturity, as the case may be.

     “Index Maturity” means, with respect to a floating rate note, the period to the stated maturity of the instrument or obligation on which the interest rate formula of that floating rate note is calculated, as specified in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, each floating rate note will accrue interest from and including its Original Issue Date, or from and including the last date to which interest has been paid or duly provided for, at the rate determined as provided in that note and as specified in the applicable prospectus supplement. With respect to a floating rate note, accrued interest is calculated by multiplying the face amount of that note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from and including the Original Issue Date, or from and including the last date to which interest has been paid or duly provided for, to, but excluding, the date for which accrued interest is being calculated. Unless otherwise specified in the note and the applicable prospectus supplement, the interest factor for each day is computed by dividing the interest rate in effect on that day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     Pursuant to an agreement to be entered into between us and the Calculation Agent, the Calculation Agent will calculate the rate of interest payable on the floating rate notes, as provided below. Upon the request of any holder of a floating rate note, the Trustee will provide the interest rate then in effect and, if then determined, the interest rate which will become effective as of the next Interest Reset Date for that note. All determinations and calculations made by the Calculation Agent will, absent manifest error, be final and binding on the holders and us.

     Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, “Commercial Paper Rate” means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable prospectus supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, under the heading “Commercial Paper.”

If that rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to that Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable prospectus supplement as published by the Federal Reserve Bank of New York in its daily statistical release “Composite 3:30 P.M. Quotations for U.S. Government Securities,” or any successor publication, under the heading “Commercial Paper.” If that rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on that Calculation Date, then the Commercial Paper Rate will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates (quoted on a bank discount basis) as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable prospectus supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized securities rating agency. However, if the three dealers so selected by the Calculation Agent are not quoting offered rates, the Commercial Paper Rate will be the Commercial Paper Rate in effect immediately prior to that Commercial Paper Interest Determination Date.

     “Money Market Yield” will be a yield calculated in accordance with the following formula. It will be expressed as a percentage and rounded, if necessary, to the nearest one hundred-thousandth of a percent.

D x 360
Money Market Yield	=		x	100
360 - (DxM)

     where

     “D” refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and

     “M” refers to the actual number of days in the period for which accrued interest is being calculated.

     Prime Rate Notes

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the note and in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, “Prime Rate” means, with respect to any Prime Interest Determination Date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.” If the rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to that Prime Interest Determination Date, then the Prime Rate will be calculated by the Calculation Agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 as that bank’s prime rate or base lending rate as in effect with respect to that Prime Interest Determination Date. If fewer than four rates appear on the Reuters Screen USPRIME1 with respect to that Prime Interest Determination Date, the Prime Rate will be calculated by the Calculation Agent as the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided, the Prime Rate will be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to provide such rate or rates. If the appropriate number of substitute banks or trust companies selected as described above are not quoting as mentioned in the preceding sentence, the Prime Rate will be the Prime Rate in effect immediately prior to that Prime Interest Determination Date.

     “Reuters Screen USPRIME1” means the display designated as page “USPRIME1” on the Reuters Monitor Money Rate Service, or any successor screen or page.

     LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Note and in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, “LIBOR” means, with respect to any LIBOR Interest Determination Date, the rate determined by the Calculation Agent in accordance with the following provisions:

•	With respect to any LIBOR Interest Determination Date, LIBOR will be either:

—	if “LIBOR Reuters” is specified in the note and the applicable prospectus supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case that single rate will be used) for deposits in U.S. dollars having the Index Maturity specified in the note and the applicable prospectus supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, which appear on the Designated LIBOR Page specified in the note and the applicable prospectus supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on that Designated LIBOR Page; or

—	if “LIBOR Telerate” is specified in the note and the applicable prospectus supplement, the rate for deposits in U.S. dollars having the Index Maturity specified in the note and the applicable prospectus supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, which appears on the Designated LIBOR Page specified in the note and the applicable prospectus supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date.

If no rate appears on the Designated LIBOR Page, or if fewer than two offered rates appear in the case of LIBOR Reuters (unless only a single rate is required, in which case that single rate will be used), LIBOR with respect to such LIBOR Interest Determination Date will be determined in accordance with the next bullet point.

•	With respect to any LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered rate quotation for deposits in U.S. dollars for the period of the Index Maturity specified in the note and the applicable prospectus supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, to prime banks in the London interbank market as of 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at that time. If at least two quotations are so provided, LIBOR with respect to that LIBOR Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR with respect to such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted as of 11:00 A.M., New York City Time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, having the Index Maturity specified in the note and the applicable prospectus supplement and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not quoting as mentioned in the preceding sentence, LIBOR with respect to such LIBOR Interest Determination Date will be L1BOR in effect immediately prior to that LIBOR Interest Determination Date.

     “Designated LIBOR Page” means (1) if “LIBOR Reuters” is specified in the note and the applicable prospectus supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or (2) if “LIBOR Telerate” is specified in the note and the applicable prospectus supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. If neither LIBOR Reuters nor LIBOR Telerate is specified in the note and the applicable prospectus supplement, LIBOR for U.S. dollars will be determined as if LIBOR Telerate (and page 3750) had been chosen.

     Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the note and in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, “Treasury Rate” means, with respect to any Treasury Interest Determination Date, the rate resulting from the most recent auction of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable prospectus supplement, as published in H.15(519) under the heading, “Treasury Bills— Auction Average (Investment)” or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the average auction rate on such Treasury Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the U.S. Department of the Treasury. In the event that the results of the auction of Treasury Bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on the Calculation Date pertaining to that Treasury Interest Determination Date, or if no auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on that Treasury Interest Determination Date, of three leading primary U.S. government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable prospectus supplement. If the dealers selected by the Calculation Agent are not quoting as mentioned in the preceding sentence, the Treasury Rate will be the Treasury Rate in effect immediately prior to that Treasury Interest Determination Date.

Original Issue Discount Notes

     We may issue notes as Original Issue Discount Notes. An Original Issue Discount Note is a note that has a “stated redemption price at maturity” that exceeds its “issue price” (each as defined for U.S. federal income tax purposes) by at least 0.25% of its stated redemption price at maturity, multiplied by the number of complete years from its Original Issue Date to its stated maturity (or, in the case of a note that provides for payment of any amount other than the “qualified stated interest” (as so defined) prior to maturity, its weighted average maturity). In addition, we may, for U.S. federal income tax purposes, designate any other note as issued with original issue discount, regardless of the amount payable upon redemption or acceleration of the stated maturity of that note.

     The applicable prospectus supplement may provide that holders of Original Issue Discount Notes will not receive periodic payments of interest. For purposes of determining whether holders of the requisite principal amount of notes outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes will be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the stated maturity of those notes as of the date of such determination. See “General.”

Amortizing Notes

     We may issue notes for which payments of principal and interest are made in installments over the life of the note (‘Amortizing Notes”). Interest on each Amortizing Note will be computed as specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, payments with respect to an Amortizing Note will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information with respect to each Amortizing Note will be included in the note and the applicable prospectus supplement and will be available, upon request, to subsequent holders.

Reset Notes

     The applicable prospectus supplement will indicate whether we have the option with respect to any note to reset the interest rate, in the case of a fixed rate note, or to reset the Spread and/or Spread Multiplier, in the case of a floating rate note (in each case, a “Reset Note”), and, if so, the date or dates on which the interest rate or Spread and/or Spread Multiplier, as the case may be, may be reset (each an “Optional Interest Reset Date”) and the formula, if any, for that resetting.

     We may exercise that option with respect to a note by notifying the Trustee at least 45 but not more than 60 days prior to an Optional Interest Reset Date for that note. Not later than 40 days prior to such Optional Interest Reset Date, the Trustee will send to the holder of that note, by telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid), a notice (the “Reset Notice”) setting forth:

•	our election to reset the interest rate or the Spread and/or Spread Multiplier, as the case may be, for that note;

•	the new interest rate or the new Spread and/or Spread Multiplier, as the case may be; and

•	the provisions, if any, for redemption of that note during the period from that Optional Interest Reset Date to the next Optional interest Reset Date or, if there is no next Optional Interest Reset Date, to the stated maturity of that note (each such period a “Subsequent Interest Period”), including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur during the Subsequent Interest Period.

     Not later than 20 days prior to such Optional Interest Reset Date for that note, we may, at our option, revoke the interest rate or the Spread and/or Spread Multiplier, as the case may be, specified in the Reset Notice and establish a higher interest rate, in the case of a fixed rate note, or a Spread and/or Spread Multiplier resulting in a higher interest rate, in the case of a floating rate note, for the Subsequent Interest Period commencing on such Optional Interest Reset Date, by causing the Trustee to send to the holder of that note, by telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid), notice of such higher interest rate or such Spread and/or Spread Multiplier resulting in a higher interest rate, as the case may be, which notice shall be irrevocable. All notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Interest Reset Date to, or resulting in, a higher interest rate will bear that higher interest rate or such Spread and/or Spread Multiplier resulting in a higher interest rate, as the case may be, whether or not those notes are tendered for repayment as provided in the next paragraph.

     If we elect to reset the interest rate or the Spread and/or Spread Multiplier of a note, the holder of that note will have the option to elect repayment of the note, in whole but not in part, by us on such Optional Interest Reset Date at a price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the Optional Interest Reset Date. In order for a note to be repaid on such date, its holder must follow the procedures for optional repayment described below under “Redemption and Repayment,” except that the period for delivery of the note or the notification to the Trustee will be at least 25 but not more than 35 days prior to such Optional Interest Reset Date. A holder who has tendered a note for repayment following receipt of a Reset Notice may revoke such tender by written notice to the Trustee received prior to 5:00 P.M., New York City time, on the tenth calendar day prior to such Optional Interest Reset Date.

Extension of Maturity

     The applicable prospectus supplement will indicate whether we have the option to extend the stated maturity of any note for one or more periods of one to five whole years up to, but not beyond, the final maturity date specified in the applicable prospectus supplement.

     We may exercise that option with respect to a note by notifying the Trustee at least 45 but not more than 60 days prior to the initial stated maturity of that note, or then applicable extension thereof (the “Pre-Exercise Stated Maturity Date”). Not more than 40 days prior to the Pre-Exercise Stated Maturity Date, the Trustee will send to the holder of that note, by telegram, telex, facsimile transmission, hand delivery or first class, postage prepaid letter, a extension notice setting forth:

•	our election to extend the stated maturity of that note;

•	the new stated maturity;

•	in the case of a fixed rate note, the interest rate applicable during the extension period or, in the case of a floating rate note, the Spread and/or Spread Multiplier applicable during the extension period; and

•	the provisions, if any, for redemption of that note during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur during the extension period.

Upon the sending by the Trustee of an extension notice to the holder of a note, the stated maturity of that note will be extended automatically, and, except as modified by the extension notice and as described in the next two paragraphs, the note will have the same terms as prior to the sending of that extension notice.

     Not later than 20 days prior to the Pre-Exercise Stated Maturity Date for a note, we may, at our option, revoke the interest rate or the Spread and/or Spread Multiplier, as the case may be, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a Spread and/or Spread Multiplier resulting in a higher interest rate, in the case of a floating rate note, for the extension period, by causing the Trustee to send to the holder of that note, by telegram, telex, facsimile transmission, hand delivery or first class, postage prepaid letter, notice of that higher interest rate or such Spread and/or Spread Multiplier resulting in a higher interest rate, as the case may be, which notice will be irrevocable. All notes with respect to which the stated maturity is extended will bear that higher interest rate or Spread and/or Spread Multiplier resulting in a higher interest rate, as the case may be, for the extension period, whether or not those notes are tendered for repayment as provided in the next paragraph.

     If we elect to extend the stated maturity of a note, the holder of that note will have the option to elect repayment of the note, in whole but not in part, by us on the Pre-Exercise Stated Maturity Date (including the last day of the then current extension period) at a price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, such Pre-Exercise Stated Maturity Date. In order for a note to be repaid on such date, its holder must follow the procedures for optional repayment set forth below under “Redemption and Repayment,” except that the period for delivery of the note or the notification to the Trustee will be at least 25 but not more than 35 days prior to such Pre-Exercise Maturity Date. A holder who has tendered a note for repayment following receipt of an extension notice may revoke such tender by written notice to the Trustee received prior to 5:00 P.M., New York City time, on the tenth day prior to the Pre-Exercise Stated Maturity Date.

Renewable Notes

     The applicable prospectus supplement will indicate whether a note (other than an Amortizing Note) will mature at its Pre-Exercise Stated Maturity Date, unless the term of all or any portion of any that note is renewed by the holder in accordance with the procedures described in the applicable prospectus supplement.

Combination of Provisions

     If so specified in the applicable prospectus supplement, any note may be subject to all of the provisions, or any combination of the provisions, described above under “Reset Notes,” “Extension of Maturity” and “Renewable Notes.”

Redemption and Repayment

     Unless otherwise specified in the applicable prospectus supplement, the notes will not be subject to any sinking fund.

     If one or more redemption dates is specified in the applicable prospectus supplement, the notes will be subject to redemption, in whole or in part, prior to their stated maturity on the date or dates so specified, at our option upon not less than 30 but not more than 60 days notice, at the redemption prices specified in such prospectus supplement. If less than the entire principal amount of a note is to be redeemed, that note will be canceled and a new note or notes representing the unredeemed portion of the original note will be issued in the name of the holder thereof. If less than all notes are to be redeemed prior to their stated maturity, we will, in our sole discretion, select the notes or portions thereof to be so redeemed.

     If specified in the applicable prospectus supplement, a note will be repayable, in whole or in part (provided that the principal amount of the note remaining outstanding after such repayment is an authorized denomination), prior to its stated maturity at the option of the holder on the date or dates and at the price or prices specified in such prospectus supplement, plus accrued and unpaid interest to, but excluding, the date of repayment. In order for a note to be so repaid prior to its stated maturity, the Trustee must receive at least 30 but not more than 45 calendar days prior to the repayment date either (1) the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed or (2) a telegram, telex, facsimile transmission, hand delivery or letter (first class, postage prepaid) from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

•	the name of the holder of the note;

•	the principal amount of the note and, if less than all, the portion of the principal amount to be repaid;

•	the certificate number or a description of the tenor and terms of the note;

•	a statement that the option to elect repayment is being exercised thereby; and

•	a guarantee that the note to be repaid with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed will be received by the Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission, hand delivery or letter.

In the case of clause (2) above, the note and form duly completed must be received by the Trustee by such fifth Business Day. Exercise of the repayment option by a holder will be irrevocable, except that a holder who has tendered a note for repayment may revoke such tender by written notice to the Paying Agent received by 5:00 P.M., New York City time, on the tenth calendar day prior to the repayment date. If less than the entire principal amount of a note is to be repaid, that note will be canceled and a new note or notes representing the remaining principal amount of the original note will be issued in the name of the holder thereof.

     While any Book-Entry Note is represented by one or more global securities held by or on behalf of the Depositary and registered in the name of the Depositary or its nominee, the option to elect repayment may be exercised by the applicable Participant (as defined below under “Book-Entry System”) that has an account with the Depositary, on behalf of an owner of a beneficial interest in the Book-Entry Note, by delivering to the Trustee at its Corporate Trust Office (or such other address of which we may, from time to time, notify holders), not less than 30 but not more than 60 days prior to the date of repayment, a written notice substantially similar to the form entitled “Option to Elect Repayment” duly completed. Any such notice of election from a Participant shall be executed by a duly authorized officer of such Participant (with signatures guarantees) and must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the owner of the beneficial interest in such Book-Entry Notes must so direct the applicable Participant prior to the Participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, owners of beneficial interests in Book-Entry Notes should consult the Participants through which they own their interests for the respective deadlines for such Participants. In addition, owners of beneficial interests in a Book-Entry Notes shall effect delivery at the time such notices of election are given to the Depositary by causing the applicable Participant to transfer such owner’s beneficial interest in such Book-Entry Notes on the Depositary’s records to the Trustee. See “Book-Entry System.”

     If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with any such repayment.

Repurchase

     We may, at any time and from time to time, purchase notes at any price or prices in the open market or otherwise. Any notes so purchased may be held by us, resold or, at our discretion, surrendered to the Trustee for cancellation.

Other Provisions

     Any provisions with respect to the determination of an Interest Rate Basis, the specifications of an Interest Rate Basis, calculation of the interest rate applicable to, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating thereto may be modified by the terms as specified on the face of such note, or in an annex relating thereto, and/or in the applicable prospectus supplement.

Book-Entry System

     We may issue the notes in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global notes may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal, premium, if any, and interest on the Book-Entry Notes to the applicable trustee, who will then make those payments to the depositary.

     We anticipate that any global notes will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global notes. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to particular notes issued in the form of global notes.

     So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the Book-Entry Notes represented by the global note for all purposes under the Indenture. Except as provided above, owners of beneficial interests in a global note will not be entitled to have the note represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of a note in certificated form and will not be considered the owners or holders thereof under the Indenture. The laws of some states require that certain purchasers of securities take physical delivery of those securities in certificated form; accordingly, these laws may limit the transferability of beneficial interests in a global note.

     The following is based on information furnished by DTC:

     DTC will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or another name as may be requested by an authorized representative of DTC. One fully-registered global note will be issued for each issue of the notes, in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount permitted by DTC, one global note will be issued with respect to the maximum principal amount and an additional global note will be issued with respect to any remaining principal amount of that issue.

     DTC is a limited-purpose trust company organized under the New York Banking Law; a “banking organization” within the meaning of the New York Banking Law; a member of the Federal Reserve System; a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

     DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., The American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of Book-Entry Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Book-Entry Notes on DTC’s records. The ownership interest of each beneficial owner of each Book-Entry Note is in turn to be recorded on the direct and indirect participants’ records. A beneficial owner will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes will be accomplished by entries made on the books of participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

     To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co or another name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. (or such other name) effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Book-Entry Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the Book-Entry Notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices for Book-Entry Notes are sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, DTC will mail an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Book-Entry Notes will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with the direct participants’ respective holdings shown on DTC’s records.

     Payments by participants to beneficial owners are governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co., or another nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the paying agent, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     A beneficial owner must give notice to elect to have its Book-Entry Notes purchased or tendered, through its participant, to the paying agent, and must effect delivery of the Book-Entry Notes by causing the direct participant to transfer the participant’s interest in the Book-Entry Notes, on DTC’s records, to the paying agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by direct participants on DTC’s records.

     DTC may discontinue providing its services as securities depositary with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the agents. If we do not appoint a successor securities depositary within 90 days, certificates representing the Book-Entry Notes will be printed and delivered in exchange for the notes represented by the global notes held by DTC.

     In addition, if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary), certificates representing the Book-Entry Notes will be printed and delivered in exchange for the notes represented by the global notes held by DTC.

     We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Neither we nor any underwriter or agent, applicable trustee, paying agent or the registrar of any notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Exchange, Registration and Transfer

     Notes will be exchangeable for registered notes of like aggregate principal amount, having a like stated maturity and with like terms and conditions. Upon surrender for registration of transfer of any note at our office or agency maintained for such purpose, we will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered notes of like aggregate principal amount of authorized denominations, having a like stated maturity and with like terms and conditions. We may not require payment of any service charge for any transfer or exchange of notes, other than payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     We will not be required to register, transfer or exchange any notes during a period from the opening of business on the 15th day prior to the day we or the Trustee send a notice of redemption of notes having a like stated maturity and with like terms and conditions to the close of business on the day of such transmission, or to register, transfer or exchange any note so selected for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.

Events of Default

     The occurrence of any of the following events will constitute an “Event of Default” under the Indenture:

•	failure to make any payment of interest on any note for a period of 30 days after it becomes due and payable;

•	failure to make any payment of principal of (and premium, if any, on) any note at its maturity;

•	failure to perform any of our other agreements contained in the Indenture for a period of 60 days after we have received from the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding a written notice specifying that failure and requiring it to be remedied;

•	failure (1) to make any payment of principal of or interest on any of our Indebtedness (other than the notes), aggregating more than $10,000,000 in principal amount, when due after giving effect to any applicable grace period or (2) to perform any other term or provision of that Indebtedness that results in that Indebtedness becoming or being declared immediately due and payable, and that acceleration is not rescinded or annulled, or that Indebtedness is not discharged, within 15 days after we have received from the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding a written notice specifying that failure;

•	the entry against us of one or more final judgments, decrees or orders for the payment of money, either individually or in the aggregate, in excess of $10,000,000, which judgment, decree or order remains unsatisfied and in effect for any period of 45 consecutive days after the amount thereof is due without a stay of execution;

•	specified events of bankruptcy, insolvency or reorganization with respect to our company; or

•	any other Event of Default with respect to a note as described in the applicable prospectus supplement.

     We must file with the Trustee, annually, an officer’s certificate as to our compliance with all conditions and covenants under the Indenture. The Trustee may withhold notice to holders of any Event of Default (other than the failure to make any payment of principal of or interest on any note) if it determines that such withholding is in the interest of the holders.

     If an Event of Default with respect to any notes occurs and is continuing, then the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if given by the holders), may declare the principal amount (or, in the case of Original Issue Discount Notes, the Amortized Face Amount) of all those notes to be immediately due and payable. Except as otherwise provided in the Indenture or the applicable prospectus supplement, upon payment of that amount in U.S. dollars, all of our obligations in respect of the payment of principal of the notes will terminate.

     In general, if an Event of Default with respect to any notes occurs and is continuing, the Trustee will not be obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes unless the holders first offer to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that request or direction. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the notes, unless the Trustee determines that the proceeding or action so directed may not lawfully be taken, would subject the Trustee to personal liability or would be unduly prejudicial to other holders of notes.

     At any time after the Trustee or the holders have declared acceleration of the notes and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the Trustee a sum in U.S. dollars sufficient to pay (1) all overdue installments of interest on all notes, (2) the principal of (and premium, if any, on) any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in those notes, (3) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each note at the rate borne by such note, and (4) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

•	all Events of Default with respect to the notes, other than the nonpayment of the principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission and waiver will affect any subsequent default or impair any right consequent thereon.

Merger or Consolidation

     We may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the resulting or surviving corporation, or the person which acquires our properties and assets, is a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the Indenture;

•	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing;

•	if, as a result of any such transaction, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance not otherwise permitted by the Indenture without equally and ratably securing the notes then outstanding, we or the resulting or successor corporation or the person which acquires our properties and assets, as the case may be, takes such steps as will be necessary to effectively secure such notes; and

•	we deliver to the Trustee an officers’ certificate and an opinion of counsel each stating that the transaction and supplemental indenture comply with the provisions of the Indenture and that all conditions precedent therein provided for relating to the transaction have been fulfilled.

Modification or Waiver

     We and the Trustee may, at any time and from time to time, amend the Indenture without the consent of any holders of notes then outstanding for any of the following purposes:

•	to correct any mistakes, defects or inconsistencies, or to cure any ambiguity, in the Indenture, but only if such action does not adversely affect the interests of holders of outstanding notes in any material respect;

•	to change or eliminate any of the provisions of the Indenture, but only if such change or elimination becomes effective when there is no outstanding note which is entitled to the benefit of that provision;

•	to secure the notes;

•	to establish the form or terms of notes as permitted by the Indenture;

•	to evidence and effect the assumption by a successor corporation of our obligations under the Indenture and the notes;

•	to grant to or confer upon the Trustee for the benefit of the holders any additional rights, remedies, powers or authority;

•	to permit the Trustee to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationships among, the Trustee, any authenticating agent and any paying agent; and

•	to impose additional covenants or Events of Default for the benefit of the holders of all or any notes (and if such covenants or Events of Default are to be for the benefit of less than all notes, stating that such covenants or Events of Default are expressly being included solely for the benefit of such notes), or to surrender a right or power conferred on us in the Indenture.

     In addition, we and the Trustee may modify the Indenture with the consent of the holders of at least a majority in principal amount of the notes then outstanding that would be affected by the modification to add, change or eliminate any provision of, or to modify the rights of holders of those notes. But we may not take any of the following actions without the consent of each holder of outstanding notes affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any note, reduce the principal amount thereof, the rate of interest thereon or any premium payable upon redemption thereof, change the method of calculating interest, or any term used in the calculation of interest or the period for which interest is payable, on any floating rate note, change the currency or currencies in which the principal, premium or interest is denominated or payable or reduce the amount of principal payable upon acceleration of maturity of an Original Issue Discount Note;

•	adversely affect the right of repayment or renewal, if any, at the option of the holder, change the date or dates on which we can redeem any note or adversely affect the rights of any holder to institute suit for the enforcement of any payment on any note following maturity thereof; or

•	reduce the percentage in principal amount of outstanding notes required for consent to any supplemental indenture or to any waiver of defaults or compliance with certain provisions of the applicable indenture.

     Prior to any declaration accelerating the maturity of the notes, the holders of a majority in principal amount of the notes then outstanding may, on behalf of the holders of all notes, waive any past default or Event of Default under the Indenture and its consequences, except a default (1) in the payment of the principal of or any premium or interest on any note, or (2) in respect of a covenant or provision of the Indenture which, as described above, cannot be modified or amended without the consent of each holder of notes then outstanding that would be affected thereby. Upon any such waiver, the default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the Indenture and the notes, but the waiver will not extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

     We may omit in any particular instance to comply with certain covenants set forth in the Indenture or the notes (except as otherwise provided in the applicable prospectus supplement) if, before the time for such compliance, the holders of at least a majority in principal amount of the notes then outstanding either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the Trustee in respect of any such provision will remain in full force and effect.

Discharge of Indenture

     We may be discharged from all of our obligations under the Indenture (except as otherwise provided in the Indenture) when:

•	either (1) all notes have been delivered to the Trustee for cancellation, or (2) all notes not delivered to the Trustee for cancellation

—	have become due and payable,

—	will become due and payable at their stated maturity within one year, or

—	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee,

and we, in the case of clause (2), have irrevocably deposited or caused to be deposited with the Trustee, in trust, an amount in U.S. dollars, U.S. Government Obligations maturing in such amounts and at such times as will ensure availability of U.S. dollars, or a combination of the foregoing, sufficient for payment of all principal of, premium, if any, and interest on those notes when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the Trustee is required to return the deposited money to us, our obligations under the Indenture with respect to those notes will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the Indenture;

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent therein provided for relating to the satisfaction and discharge of the Indenture with respect to the notes have been complied with; and

•	we have delivered to the Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge.

Payment and Paying Agents

     So long as any of the notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, an office or agency where the notes may be presented for registration of transfer and for exchange as provided in the Indenture, and where, at any time when we are obligated to make a payment with respect to the notes (other than a payment which we are permitted to make by check), the notes may be presented for payment. In addition, we will maintain at any such office or agency and at our principal executive offices an office or agency where holders may serve us with notices and demands in respect of the notes or the Indenture, and we may maintain at our principal executive offices, one or more other offices or agencies for any or all of the foregoing purposes. We have appointed the Trustee as our agent for the foregoing purposes.

Regarding the Trustee

     The Trustee is one of a number of banks with which we maintain ordinary banking relationships and from which we have obtained, and may in the future obtain, credit facilities and lines of credit.

Certain Definitions

     We have summarized below certain defined terms as used in the Indenture. We refer you to Article One of the Indenture for the full definition of these terms.

     “Common Shareholders’ Equity,” at any time, means the our total common shareholders’ equity, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of our most recently completed fiscal quarter for which financial information is then available.

     “Indebtedness,” with respect to any person, means:

•	any liability of that person (1) for borrowed money, or (2) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations, but excluding trade payables), or (3) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles;

•	any liability of others described in the preceding bullet point that such person has guaranteed, that is recourse to such person or that is otherwise its legal liability; and

•	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in the first two bullet points above.

     “Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any of our subsidiaries (which may include a network of electric or gas distribution facilities or a network of electric or gas transmission facilities), except any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

     “Regulated Subsidiary” means any subsidiary which owns or operates facilities used for the transmission or distribution of electric energy and is subject to the jurisdiction of any governmental authority of the United States or any state or political subdivision thereof, as to any of its rates, services, accounts, issuances of securities, affiliate transactions, or construction, acquisition or sale of any such facilities, except that any “exempt wholesale generator,”

“qualifying facility,” “foreign utility company” and “power marketer,” each as defined in the Indenture, shall not be a Regulated Subsidiary.

     “U.S. Government Obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (1) or (2), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of notes. In this summary, we address only tax consequences to investors who purchase their notes upon the notes’ original issuance and who hold their notes as capital assets and not as part of a straddle, hedging or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. This summary is for general information only and does not address every aspect of the income or other tax laws that may be relevant to you in light of your personal investment circumstances or that may be relevant to you as an investor subject to special treatment under U.S. tax laws (if, for example, you are a pension plan or other tax-exempt investor, a partnership, a bank, a thrift, an insurance company, a real estate investment trust, a regulated investment company, a dealer in securities, or a person whose functional currency is not the U.S. dollar). Notes containing certain features may have consequences different from those described in this summary, which consequences will be described in the applicable prospectus supplement. Moreover, this summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, any of which may be repealed, revoked or modified (including changes that may have retroactive effect) subsequent to the date of this Prospectus so as to result in United States federal income tax consequences different from those summarized below.

     You should consult your own tax advisors concerning the U.S. federal income tax consequences to you of owning or disposing of notes in light of your particular situation, as well as any consequences to you arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this summary, the term “U.S. Holder” means a beneficial owner of a note who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, generally, if the income of the estate is subject to U.S. federal income tax without regard to its source; or

•	a trust, generally, if either (1) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     The term also includes certain beneficial owners of notes who are former citizens or long-term residents of the United States whose income and gain from the notes will be subject to U.S. taxation. The term “Non-U.S. Holder,” as used in this summary, means any beneficial owner of a note who is not a U.S. Holder.

Taxation of U.S. Holders Generally

     Interest on a Note

     If you are a U.S. Holder of a note with a maturity date that is more than one year from its date of issue, you generally will include payments of stated interest in your gross income for federal income tax purposes when you receive, or constructively receive, the interest (if you use the cash method of accounting for U.S. federal income tax purposes) or when the interest accrues (if you use an accrual method of accounting for U.S. federal income tax purposes).

     If the “issue price” of a note, determined by reference to the first price at which a substantial amount of the notes in a single issuance are sold, is less than the “stated redemption price at maturity” for such note by more than a de minimis amount, a U.S. Holder of that note will be considered to have purchased it with “original issue discount,” or “OID.” OID will be treated as accruing on the note on a constant yield basis. If you acquire a note with OID (other than a note with a maturity date that is one year or less from its date of issue), you will be required to include in your gross income for federal income tax purposes all OID as it accrues on the note, regardless of your method of accounting.

     In general, if the issue price of a note exceeds the note’s stated redemption price at maturity, a U.S. Holder will be considered to have purchased the note at a premium. As the holder of such a note, you may elect to amortize the premium, on a constant interest basis, over the term of the note, thereby reducing your interest income in a taxable year by the amount of the premium amortization in such year. If you make an election to amortize the premium on a note, you will be required to treat all premium with respect to all taxable debt obligations that you hold, during or after the taxable year for which the election is made, in the same manner, and you may revoke your election only with the consent of the IRS.

     A note’s “stated redemption price at maturity” is the sum of all payments made by us on the note (whether designated as interest or as principal) other than payments of “qualified stated interest.” “Qualified stated interest” is defined, generally, as stated interest that is unconditionally payable at least annually at a single fixed rate or, in the case of a variable rate debt instrument, at a single “qualified floating rate” or “objective rate.”

     A U.S. Holder’s tax basis in a note is increased by each accrual of OID and decreased by each payment on the note, other than a payment of qualified stated interest.

     Unless the election described below under “Election to Treat All Interest as Original Issue Discount” is made, a U.S. Holder with a de minimis OID must include the de minimis OID in income as stated principal payments on the note are made. The amount includible with respect to a principal payment equals the product of the total amount of the note’s de minimis OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the note.

     Election to Treat All Interest as Original Issue Discount

     A U.S. Holder may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, de minimis OID, and unstated interest (as adjusted by amortizable bond premium), by using the constant yield method. If you make such an election, the issue price of the note will equal your adjusted basis in the note immediately after you acquire it, and no payments on the note will be treated as payments of qualified stated interest. Generally, you may make such an election with respect to a single note or several notes, without affecting the tax treatment of other taxable debt instruments that you hold; however, if this election is made with respect to a note with amortizable bond premium, you will be deemed to elect to amortize bond premium for all such instruments that you own or later acquire with amortizable bond premium. The election to use the constant yield method with respect to a note, as well any election you are deemed to make with respect to amortizable bond premium, may be revoked only with the consent of the IRS.

     A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

     Special Rules Regarding Interest on Short-Term Notes

     In the case of a note with a maturity that is one year or less than one year from the date of its issue (a “Short-Term Note”), all interest paid or accrued on the note is treated in a manner similar to OID. Accordingly, a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, and certain other holders, including banks and dealers in securities, generally are required to include in income all interest on Short-Term Notes as it accrues on a straight-line basis. Such a holder may, however, elect to include the interest on a Short-Term Note in income on a constant yield method, based on daily compounding. A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes, except as noted in the previous two sentences, is not required to include the interest on a Short-Term Note in income until it is received.

     A U.S. Holder that is not required, and does not elect, to include OID in income currently must defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term Note in an amount not exceeding the deferred interest income with respect to the Short-Term Note (which includes both the accrued OID and accrued interest that is payable, to the extent such OID or accrued interest has not been included in gross income), until the deferred interest income is realized.

     Extendible Notes, Renewable Notes and Reset Notes

     If so specified in the applicable prospectus supplement, we or you, as a beneficial owner of a note, may have the option to extend the maturity of a note (an “Extendible Note”) or to renew a note. See “Description of Notes—Extension of Maturity” and “—Renewable Notes.” In addition, we may have the option to reset the interest rate, the Spread or the Spread Multiplier for a note. See “Description of Notes—Reset Notes.” The tax treatment of a U.S. Holder of notes to which these options apply will depend, in part, on the terms we establish for these notes. If we or you choose to exercise any of those options, you may be treated for U.S. federal income tax purposes as having exchanged your “old notes” for “new notes” with revised terms. Such an exchange may be treated as either a taxable exchange or a tax-free recapitalization.

     If the exercise of an option by us or by you, as a beneficial owner of a note, is not treated as an exchange of old notes for new notes, you will recognize no gain or loss as a result thereof. If the exercise of an option is treated as a taxable exchange of old notes for new notes, you will recognize gain or loss equal to the difference between the issue price of the new notes and your tax basis in the old notes. If the exercise of an option is treated as a tax-free recapitalization, and the issue price of the new notes is less than your tax basis in the old notes, you will not be permitted to recognize a loss. If the exercise of an option is treated as a tax-free recapitalization, and the issue price of the new notes is more than your tax basis in the old notes, you will recognize gain to the extent of the fair market value of the excess, if any, of the principal amount of the new notes over the principal amount of the old notes. To the extent new notes are received in consideration for accrued but unpaid interest on the old notes, the accrued interest will be treated as ordinary income regardless of whether the deemed exchange is taxable or a tax-free recapitalization.

     The presence of these options may also affect the calculation of interest income and OID, among other things. For purposes of determining the yield and maturity of a note, if we have an unconditional option to require payments to be made on the notes under an alternative payment schedule (e.g., an option to extend the maturity of a note or an option to call a note at a fixed premium), we will be deemed to exercise or not exercise such option in a manner that minimizes the yield on the note. Conversely, if you, as a beneficial owner of a note, have such an unconditional option, you will be deemed to exercise or not exercise such option in a manner that maximizes the yield on the note. If the exercise of an option or options actually occurs or does not occur, contrary to what is deemed to occur pursuant to the foregoing rules, then, solely for purposes of the accrual of OID, the yield and maturity of the note will be redetermined by treating the note as exchanged for a new note on the date of the exercise or non-exercise of the option, for an amount equal to the new note’s adjusted issue price on that date. Moreover, the existence of certain options may instead cause the notes to be subject to special rules that are generally applicable to contingent payment notes.

     The foregoing discussion of Extendible Notes, Renewable Notes and Reset Notes is provided for general information only. Additional tax considerations may arise from the ownership of those notes in light of the particular features or combination of features of those Notes and, accordingly, if you are considering purchasing Extendible Notes, Renewable Notes or Reset Notes we strongly advise you to consult with your own legal and tax advisers regarding the tax consequences of the ownership of those notes.

     Integration of Notes with Other Financial Instruments

     A U.S. Holder of notes should be aware that the holder may be required, in certain circumstances, to integrate the notes with a financial instrument held or acquired by the U.S. Holder or a related party. You should consult your tax advisors as to the possible integration of notes with other financial instruments.

     Sale or Exchange of Notes

     A U.S. Holder generally will recognize gain or loss upon the sale or exchange of a note equal to the difference between the amount realized upon the sale or exchange (less any accrued, but unpaid, qualified stated interest on the note) and the U.S. Holder’s adjusted basis in the note. A U.S. Holder’s adjusted basis in the note generally equals the cost of the note, increased by OID previously included in the U.S. Holder’s income in respect of the note, and reduced (but not below zero) by (1) any payments on the note other than payments of qualified stated interest and (2) any premium that the U.S. Holder has taken into account. To the extent the amount realized upon the sale or exchange is attributable to accrued but unpaid qualified stated interest, the amount realized by the U.S. Holder will be treated, like interest, as ordinary income.

     In the case of a U.S. Holder of a Short-Term Note who is not required, and does not elect, to include OID on such note in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note is ordinary income to the extent of the OID accrued, computed on a straight-line basis (or, if elected, computed on a constant yield method based on daily compounding) through the date of sale, exchange or retirement of the note. Any additional amount realized on the sale or exchange will be treated as gain or loss.

     Generally, any gain or loss that a U.S. Holder recognizes will be capital gain or loss, assuming that the note is held as a capital asset. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. However, the ability of non-corporate taxpayers to offset capital losses against ordinary income is limited.

Non-U.S. Holders

     Unlike a U.S. Holder, a Non-U.S. Holder will not be subject to U.S. federal income tax, on a net basis, with respect to interest (including OID) on the notes unless such income is, or is deemed to be, effectively connected with such holder’s conduct of a United States trade or business. However, payments of interest on a note held by a Non-U.S. Holder may be subject to a U.S. withholding tax, on a gross basis. This withholding tax is imposed at a rate of 30%, unless the Non-U.S. Holder is entitled to claim the benefit of a lower rate under an applicable tax treaty.

     Payments of interest (including OID) on a note to any Non-U.S. Holder will not be subject to U.S. withholding tax, if:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not for federal income tax purposes a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	either (1) the beneficial owner of the note certifies, under penalties of perjury, to us or to the paying agent that it is a Non-U.S. Holder and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note, certifies, under penalties of perjury, to us or the paying agent that the financial institution (or another intermediary financial institution) has received a certificate from the beneficial owner, and the financial institution furnishes the payor with a copy thereof. A certificate described in this bullet point is effective only for payments of interest (including OID) made to the certifying Non-U.S. Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. The foregoing certification generally may be provided by the beneficial owner of a note on IRS Form W-8BEN or similar form. In the case of a beneficial owner which is a foreign partnership, the beneficial owner must provide IRS Form W-8IMY and must attach to such form an appropriate certification from each of its partners.

     Alternatively, such payments will not be subject to U.S. withholding tax if:

•	the beneficial owner of the note provides to us or to the paying agent IRS Form W-8BEN claiming an exemption from withholding tax under the benefit of a United States income tax treaty applicable to such beneficial owner; or

•	the beneficial owner of the note provides to us or to the paying agent IRS Form W-8ECI stating that interest on the note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the note is effectively connected with the conduct of the Non-U.S. Holder’s trade or business in the United States, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to U.S. federal income tax on such interest, as if it were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or a lower rate if so provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest (including OID) on a note is included in the earnings and profits of the Non-U.S. Holder if such interest is effectively connected with such holder’s conduct of a trade or business in the United States.

     Generally, any gain or income (other than that attributable to accrued interest or OID) realized upon a Non-U.S. Holder’s sale, exchange, retirement or other disposition of a note is not subject to U.S. withholding tax or regular federal income tax unless:

•	the gain or income is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States; or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and either:

—the individual has a “tax home” (as defined in Section 911(d)(3) of the Code) in the United States; or

—the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

Backup Withholding and Information Reporting—U.S. Holders

     U.S. federal income tax law requires us to report to the IRS the amount of all interest (including OID) and principal payments which we make to certain non-corporate U.S. Holders. In addition, we may be required to withhold a backup withholding tax from certain payments to a non-corporate U.S. Holder, if:

•	the non-corporate U.S. Holder fails to furnish its Taxpayer Identification Number (“TIN”) (which, for an individual, is his or her Social Security Number) to us in the manner required;

•	the non-corporate U.S. Holder furnishes an incorrect TIN and we are so notified by the IRS;

•	we are notified by the IRS that the non-corporate U.S. Holder has failed properly to report payments of interest and dividends; or

•	in certain circumstances, the non-corporate U.S. Holder fails to certify to us, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments.

     The backup withholding tax discussed above is not an additional tax. Rather, any amounts withheld from a payment to a U.S. Holder under the backup withholding rules are allowable as a refund or a credit against such holder’s federal income tax liability.

     Backup withholding will not apply to payments made to certain exempt recipients, including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

Backup Withholding and Information Reporting—Non-U.S. Holders

     In the case of a Non-U.S. Holder, under current Treasury Regulations, backup withholding and information reporting do not apply to payments of principal, premium and interest made by us or by any paying agent of ours on a note for which the Non-U.S. Holder has provided the required certification under penalties of perjury that the holder is a Non-U.S. Holder or has otherwise established an exemption (by providing a Form W-8BEN, for example), provided that neither we nor our paying agent has actual knowledge that the payee is a U.S. person and certain other conditions are satisfied.

     Principal or interest payments (including OID) on a note collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a note and payments on the sale, exchange or retirement of a note to or through a foreign office of a broker, are generally not subject to backup withholding. However, information reporting (but not backup withholding) will apply to:

•	payments of interest made by a payor outside the United States; and payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States if payment is made by a broker that is, for U.S. federal income tax purposes:

—a U.S. person,

—a controlled foreign corporation,

—a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or

—a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, unless the payor or broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder (and certain other conditions are met) or the beneficial owner otherwise establishes an exemption.

     The backup withholding tax discussed above is not an additional tax. Rather, any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules are allowable as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

     You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

PLAN OF DISTRIBUTION

     We may sell the notes, in or outside of the United States, to underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the notes;

•	our net proceeds from the sale of the notes;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

By Underwriters

     If underwriters are used in the sale, the notes will be acquired by the underwriters for their own account. Underwriters may offer the notes directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

     If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the notes to the dealers as principals. The dealers may then resell the notes to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

     We may sell the notes directly to the public, without the use of underwriters, dealers or agents. We may also sell the notes through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

General Information

     Underwriters, dealers and agents that participate in the distribution of the notes may be deemed underwriters as defined in the Securities Act of 1933, and any discounts or commissions we pay to them and any profit made by them on the resale of the notes may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

     We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS

     Stafford Rosenbaum LLP, Madison, Wisconsin will render an opinion as to the validity of the notes for us, and underwriters’ counsel will render an opinion as to the validity of the notes for any underwriters, dealers, purchasers or agents.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of MGE for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 7, 2003

Prospectus

MGE ENERGY, INC.

Dividend Reinvestment and Direct Stock Purchase Plan
(Investors Plus Plan)

Common Stock $1 Par Value

     We hereby offer participation in our Dividend Reinvestment and Direct Stock Purchase Plan. The Plan is designed to provide investors with a convenient way to purchase shares of our common stock, par value $1 per share, and to reinvest all or a portion of the cash dividends paid in common stock. The aggregate price paid for shares of our common stock offered under this prospectus will not exceed $200,000,000, subject to reduction in the event we sell medium-term notes or other shares of our common stock pursuant to separate prospectuses under the registration statement of which this prospectus is a part.

     We will specify the number of shares of common stock being offered hereunder in supplements to this prospectus. You should read both the prospectus and the applicable prospectus supplement carefully before you invest.

     Our common stock is quoted on the Nasdaq National Market under the symbol “MGEE.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of our common stock offered under the Plan are offered through a registered broker-dealer selected by us.

The date of this prospectus is                    , 2003.

ABOUT THIS PROSPECTUS	2

WHERE YOU CAN FIND MORE INFORMATION	3

MGE ENERGY, INC.	4

USE OF PROCEEDS	4

DESCRIPTION OF THE PLAN	5

DESCRIPTION OF COMMON STOCK	14

COMMON STOCK DIVIDENDS AND MARKET	16

LEGAL MATTERS	17

EXPERTS	17

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan in one or more offerings with a total offering price not to exceed $200,000,000, subject to reduction if we sell any medium-term notes or other shares of our common stock which were registered in the same registration statement and described in separate prospectuses. This prospectus provides you with a general description of the Plan. Each time we sell shares of common stock pursuant to the Plan, we will describe in a supplement to this prospectus the number of shares to be sold in that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and the applicable prospectus supplement, together with additional information referred to in “Where You Can Find More Information,” before investing in our common stock under the Plan.

     We are not offering the common stock pursuant to the Plan in any state where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

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WHERE YOU CAN FIND MORE INFORMATION

     We file, and our wholly owned subsidiary, Madison Gas and Electric Company (“MGE”), has filed, annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s web site at www.sec.gov. or on our website at www.mgeenergy.com. Our common stock is traded on the Nasdaq National Market under the symbol “MGEE,” and you may inspect copies of any documents we file with the SEC at the offices of The National Association of Securities Dealers, Inc. located at 1735 K Street, NW, Washington, DC 20006.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we and MGE have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock registered hereby has been issued:

•	MGE’s Annual Report on Form 10-K for the year ended December 31, 2001.

•	MGE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

•	MGE Energy’s and MGE’s combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

     You may request a copy of these filings at no cost, by writing, calling or e-mailing us at the following address:

MGE Energy, Inc.
Post Office Box 1231
Madison, Wisconsin 53701-1231
Attention: MGE Energy Shareholder Services
Telephone: (800) 356-6423
Email: investor@mgeenergy.com

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information.

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MGE ENERGY, INC.

     MGE Energy, Inc. (the “Company”), a Wisconsin corporation incorporated in 2001, is an exempt holding company under the Public Utility Holding Company Act of 1935. We are the parent holding company of Madison Gas and Electric Company (“MGE”), a regulated public utility, as well as of non-regulated subsidiaries.

     MGE is a Wisconsin public utility that generates and distributes electricity to nearly 130,000 customers throughout 250 square miles of Dane County, Wisconsin. MGE also purchases, transports and distributes natural gas to more than 126,000 customers in 1,325 square miles of service territory in seven counties: Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon. MGE has served the Madison area since 1896.

     MGE Power, LLC has been formed to develop, acquire and own real estate and electric generating facilities. Together with the University of Wisconsin-Madison, we expect MGE Power, LLC to develop and build a natural gas-fired cogeneration plant to help meet the future needs of the University and MGE customers. The facility will produce steam heat and chilled water air conditioning for the University and up to 150 MW of electricity to meet demand in the Madison area. Through MGE Power, LLC, we also have an option (subject to regulatory approvals and other contingencies and to revocation by us within specified time limits) to obtain a 1/12th equity interest in up to three coal-fired base-load generating facilities that are a part of Wisconsin Energy Corporation’s Power the Future proposal. The proposal includes three 600 MW coal-fired generating units, and our option permits us to obtain an ownership interest equivalent to no more than 150 MWs of generating capacity.

     Our other non-regulated subsidiaries include MGE Construct, LLC, which provides construction services for generating facilities, Central Wisconsin Development Corp., which provides property-related services and financing to promote development in the MGE service area and MAGAEL LLC, which holds title to properties acquired for future utility plant expansion and non-utility property.

     Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703-1231, and our telephone number is (608) 252-7000. We also have a web site located at www.mgeenergy.com.

USE OF PROCEEDS

     Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the common stock pursuant to the Plan for financing capital expenditures and future acquisitions, to refund or redeem debt and for other general corporate purposes. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of such prospectus supplement. We will temporarily invest any net proceeds that we do not immediately use in marketable securities.

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DESCRIPTION OF THE PLAN

     The following is a description of the Plan in a question and answer format.

PURPOSE

1.     What is the purpose of the Plan?

     The purpose of the Plan is to provide participants a simple and convenient method of purchasing shares of our common stock with initial investments, dividends, and optional cash payments. If shares are purchased from our authorized but unissued shares or from our treasury, we will receive additional funds which will be used for the financing of capital expenditures, the repayment of outstanding indebtedness and for other general corporate purposes.

ADVANTAGES AND DISADVANTAGES

2.     What are the advantages of the Plan?

•	Persons and entities not presently owning shares of common stock may become shareholders by making an initial direct investment of no less than $50 and no more than $25,000 per account (see Question 15).

•	Additional investments in common stock may be made by participants through optional cash payments for as little as $25 per payment, up to $25,000 per calendar quarter per account (see Question 15).

•	All or a portion of the dividends paid on common stock may be automatically reinvested in additional shares of common stock (see Question 9).

•	Full investment of funds is possible under the Plan because the Plan permits fractional shares to be credited to participants’ accounts (see Question 11).

•	Our employees who participate in the Plan may arrange for optional cash payments to be made through payroll deductions (see Question 15).

•	Shares purchased are credited to an account in the participant’s name, and a statement is furnished following each transaction, thereby providing a simplified method of record keeping (see Question 17).

•	Participants may deposit common stock certificates into their Plan accounts for safekeeping, whether or not the common stock represented by those certificates was purchased through the Plan. This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction, or theft of certificates (see Question 23).

•	Participants may transfer shares held in their Plan account to another individual or entity at no cost. The normal transfer requirements will apply.

•	Participants may receive cash dividends on any or all shares of common stock by check or electronic deposit to a designated account (see Questions 9 and 20).

3.       What are the disadvantages of the Plan?

•	Participants have no control over the price at which shares are purchased or sold through the Plan or the timing of those purchases or sales. A participant bears the market risk associated with fluctuations in the price of our common stock pending the execution of a purchase or sale of shares for the participant’s account (see Questions 12 and 25).

•	No interest is paid on funds pending investment (see Question 14).

•	Requests for issuance of certificates or the sale of shares from a Plan account (withdrawals) may be delayed during the dividend processing period. Requests for other changes in Plan participation may also be delayed during this period (see Question 25).

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COSTS

4.     Are there any expenses to participants under the Plan?

     When shares of common stock purchased under the Plan are newly issued or treasury shares, rather than purchased on the open market, there are no expenses to participants because shares are purchased from us and no brokerage commission is incurred. When common stock is purchased on the open market under the Plan, the price per share paid by the participant includes normal brokerage commissions incurred to acquire the shares. Because purchases are consolidated, a participant’s proportionate share of brokerage commissions resulting from open market purchases should be lower than the commissions for individual purchases. Shares sold through the Plan will incur normal brokerage commissions (see Questions 12 and 25).

     We will pay all costs of administration of the Plan, excluding normal brokerage commissions incurred to purchase shares on the open market or to sell shares. Participants will receive advance notice if we determine not to pay all administrative costs.

ADMINISTRATION

5.     How will the Plan be administered?

     We administer the Plan, performing only clerical and ministerial functions such as keeping a continuing record of participants’ accounts, advising them of purchases and other transactions, and performing other duties relating to the Plan. We believe that our serving as administrator rather than a registered broker-dealer or a federally insured banking institution poses no material risks to participants because of the administrative nature of the functions we perform. In addition, initial investments and optional cash investments will be transmitted promptly to a segregated escrow account at a bank or to the independent agent and will not be subject to any liens or claims of any of our creditors. Purchases of common stock for the accounts of participants will be registered in the name of the Plan nominee (a bank) as custodian for participants in the Plan.

PARTICIPATION

6.     Who is eligible to participate?

     Any interested person or entity making an initial investment of at least $50 and all registered shareholders are eligible to participate. Beneficial owners of common stock registered in others’ names, such as brokers or bank trustees and nominees, who want to participate by reinvesting dividends paid on these shares may be required by their brokers or banks to withdraw their shares from the beneficial accounts and register the shares in their own names.

7.     How do eligible investors participate?

     After receiving a prospectus, investors may join the Plan by signing an enrollment form and returning it to us at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231 (see Question 9). Enrollment forms may be obtained at any time by written request to us, by telephoning us at the appropriate toll-free number listed on page 17 of this prospectus, or by downloading the form from our Web site (www.mgeenergy.com). Investors making first-time purchases of common stock must submit the enrollment form with the initial investment to purchase common stock or arrange for the initial investment to be made through a payroll deduction (see Questions 14 and 15). A person who is a current owner of common stock must sign an enrollment form exactly as that person’s name appears on his or her common stock certificate. If the common stock is registered to more than one person, each person must sign the enrollment form. A person or persons who are making an initial investment must specify exactly how the shares to be purchased are to be registered and sign their names accordingly.

8.     When may an eligible investor join the Plan?

     Eligible investors may join the Plan at any time. Participation for reinvestment of dividends will commence with the next common stock cash dividend date (currently on or about March 15, June 15, September 15 and December 15) after we receive, at least 15 days prior to the dividend date, a properly completed enrollment form. If the enrollment form is not received in time, participation through reinvestment of dividends will be delayed until the following dividend date.

     Optional cash payments received by us prior to the close of business on the “investment date,” defined as the 15th day of each month (or the next business day thereafter if the 15th day of the month is not a business day)

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and initial investments with a properly completed enrollment form received at least three business days prior to the investment date will be invested monthly on the investment date.

9.     What does an enrollment form authorize?

     An enrollment form authorizes us in our capacity as administrator of the Plan to enroll participants under the following options:

•	Legal name under which shares are to be registered:

—Individual or joint—Joint accounts will be presumed to be joint tenants with right of survivorship unless otherwise indicated.

—Custodial—A minor child is the beneficial owner of the account with an adult custodian managing the account until the minor comes of age as specified in the Uniform Gifts/Transfers to Minors Act in the minor’s state of residence.

— Transfer on Death (TOD)—The beneficiary of a TOD registration may be an individual or other entity. Only one beneficiary is allowed per TOD account.

—Trust—Trust accounts are established in accordance with the provisions of a trust agreement.

•	Method of dividend payments:

—Full dividend reinvestment—Reinvest all dividends: dividends paid on shares held by the participant, dividends on shares held in the participant’s Plan account, and any initial investment and optional cash payments will be invested in common stock and credited to the participant’s Plan account.

—Partial dividend reinvestment—Reinvest a portion of dividends: a participant may request cash dividends on a designated percentage of shares held in the participant’s Plan account, as indicated by the participant on the enrollment form. Dividends paid on remaining shares and any optional cash payments will be invested in common stock and credited to the participant’s Plan account.

— No dividend reinvestment—Pay all cash dividends: receive all cash dividends on shares held by the participant and in the participant’s Plan account. Participants may purchase shares through the Plan with an initial investment and optional cash payments.

•	Dividend deposit—Participants receiving cash dividends may elect to have funds deposited electronically in their checking or savings account.

•	Cash withdrawal for stock purchases—Participants may elect to make subsequent payments for stock purchases via automatic withdrawal from their checking or savings account.

•	Certificate safekeeping—Existing stockholders may deposit any MGE Energy stock certificates they are holding into their accounts for safekeeping (see Question 23).

•	Telephone transactions—Participants may authorize us to take certificate issuance or sell orders by telephone. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. This procedure may include personal identification via taxpayer identification number, account number and address of record.

•	The enrollment form incorporates an IRS Substitute Form W-9 with which the participant can certify that the taxpayer identification number shown on the enrollment form is correct and that the participant is not subject to backup withholding.

•	The enrollment form also acknowledges the participant’s receipt of this prospectus and acceptance of participation subject to the terms and conditions of the Plan as described in this prospectus.

     If we receive an incomplete enrollment form, we will return the enrollment form and any payment for stock purchase to the participant.

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SOURCE OF SHARES AND USE OF PROCEEDS

10.     What is the source of and use of proceeds from common stock purchased under the Plan?

     Shares purchased under the Plan will be shares purchased on the open market by the independent agent, newly issued shares or treasury shares. If shares purchased under the Plan are purchased on the open market, we will not receive any additional funds from those purchases. If shares purchased under the Plan are newly issued or treasury shares, we will receive additional funds from those purchases to be used for the financing of capital expenditures, the repayment of outstanding indebtedness and for other general corporate purposes.

PURCHASES

11.     How many shares of common stock will be purchased for participants?

     The number of shares to be purchased depends on the amount of a participant’s initial investment, optional cash payment, dividend, or a combination thereof, and the price of the shares. Each participant’s account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price.

12.     What will be the price of shares of common stock purchased under the Plan?

     When shares are purchased on the open market, the price per share to participants will be the weighted average purchase price, including normal brokerage commissions, carried to four decimal places, of shares acquired on the open market by the independent agent. Because purchases are consolidated, a participant’s proportionate share of brokerage commissions resulting from open market purchases should be lower than the commissions for individual purchases. The agent is a securities broker-dealer registered under the Securities Exchange Act of 1934, as amended, who is a market maker in our common stock and will purchase shares of our common stock as agent for the participants in the Plan. The purchases will be made in over-the-counter market purchases or negotiated transactions on terms determined by the agent.

     When shares are purchased from authorized but unissued shares of common stock or from our treasury, the price per share of shares to participants will be the average of the quoted closing prices for our common stock as reported on the Nasdaq National Market for the period of five trading days ending on the dividend date or investment date (or the period of five trading days immediately preceding the dividend date or the investment date if the Nasdaq National Market is closed on that date). In each case, the price will be calculated to four decimal places.

     We will pay all costs of administration of the Plan, excluding normal brokerage commissions incurred to purchase shares on the open market or to sell shares.

13.     When will dividend funds be invested?

     On each dividend date, the dividends on any designated shares registered in the names of the participants, as well as on the common stock held in the Plan accounts of the participants, will be invested in common stock as of the dividend date, along with optional cash payments received prior to the close of business on the dividend date (see Question 8). Dividends that are not invested within 30 days of the dividend date will be paid to the shareholder. For administrative purposes, the actual crediting of the common stock to a participant’s account and the purchase of shares through the Plan may take place several days after each dividend date.

     For a description of the dividend rights pertaining to our common stock, see “Description of Common Stock—Dividend Rights” on page 16 of this prospectus.

INITIAL INVESTMENTS AND OPTIONAL CASH PAYMENTS

14.     When must the initial investments and optional cash payments be made?

     Initial investments must be received with a properly completed enrollment form at least three business days prior to the investment date (see Question 8 for definition of investment date). On each investment date, we will invest any optional cash payments received prior to the close of business on the investment date and initial investments in common stock for the account of the participant. If received after the investment date, we may hold the investment until the next investment date. Initial investments and optional cash payments that are not invested within 35 days of receipt will be returned to the participant. Only participants who have properly completed, signed, and returned an enrollment form as provided in Questions 8 and 9 are eligible to make an initial investment and optional cash payments.

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     A participant may withdraw an initial investment or optional cash payment by notifying MGE Energy Shareholder Services in writing not less than two business days before an investment date. Any withdrawn amount will be returned as promptly as practicable without interest.

     No interest will be paid on initial investments and optional cash payments held by us pending investment. Participants are requested not to send cash.

15.     How are initial investments and optional cash payments made?

     Participants may make initial investments of not less than $50 and optional cash payments of not less than $25 per payment nor more than $25,000 for each calendar quarter per account. When enrolling in the Plan, an initial investment and optional cash payment may be made by the participant by enclosing with the enrollment form a check or money order payable to the order of MGE Energy, Inc. Thereafter, optional cash payments may be made through the use of the remittance form for optional cash payments sent by us to participants. We will promptly transmit all initial investments and optional cash payments to the segregated escrow account at a bank or to the independent agent.

     It is recommended that all payments be made so as to reach us at least five business days prior to the investment date. Each payment by a participant must be made by check or money order payable to the order of MGE Energy, Inc. and the same amount of money need not be sent each time, subject to the minimum and maximum payment levels. There is no obligation to make optional cash payments.

     Our employees and employees of any of our subsidiaries participating in the Plan may arrange for an initial investment or optional cash payments to be made through payroll deductions. The $50 minimum payment requirement for initial investments and the $25 minimum payment requirement for optional cash payments will not apply to payments made through payroll deductions. Application forms for employee payroll deductions are available from MGE Energy Shareholder Services. Commencement, revision, or termination of payroll deductions will become effective as soon as practicable after receipt of the request.

16.     What happens if a check is returned unpaid by a participant’s financial institution?

     In the event that any check is returned unpaid for any reason and we are unable to collect funds from the participant, we will consider the request for investment of those funds null and void. The participant will be asked to reimburse us for any fee charged by our financial institution as a result of the returned check. We will remove from the participant’s account any shares purchased upon the prior credit of those funds. Those shares may be sold to satisfy any uncollected amount. If the net proceeds of a sale are insufficient to satisfy the balance of the uncollected amount, additional shares may be sold from the participant’s account as necessary to satisfy the uncollected balance.

REPORTS TO PARTICIPANTS

17.     What kind of reports will be sent to participants in the Plan?

     Each participant will receive a statement of account following each purchase or sale of common stock for the participant’s account under the Plan. Statements of account will be issued quarterly for all reinvestment participants and for each month when the participant purchases or sells shares. Quarterly statements of account are cumulative, showing activity for all three months of the quarter and calendar year to date. Account statements are the participant’s continuing record of purchases and should be retained for income tax purposes. The final statement of the calendar year will indicate the total dividends credited to the participant’s account for the year for the participant’s Plan account, and a Form 1099-DIV will be issued to each participant for use in reporting dividends received for income tax purposes.

     For participants who are not making optional cash payments or reinvesting dividends but have shares held in the Plan, information regarding share balances and year-to-date dividends will accompany their dividend check or deposit advice.

18.     What other communications will participants receive from us?

     Each participant will receive the same communications as every other shareholder of record. These communications include quarterly reports, the annual report, the notice of annual meeting of shareholders and the proxy statement, proxy, and income tax information, including 1099 forms for reporting dividends and sale proceeds received by the participant. See Question 29 regarding voting of proxies.

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DIVIDENDS ON FRACTIONS OF SHARES AND ELECTRONIC DEPOSIT

19.     Will participants be paid or credited with dividends on fractions of shares?

     Yes.

20.     Will we automatically deposit dividends which are not reinvested directly into a participant’s designated account?

     In lieu of receiving dividends by check, a participant may receive dividends by electronic deposit to a designated account. A participant must complete and sign a direct deposit authorization form and return it to it to us at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231. Direct deposit will become effective as soon as practicable after receipt of a properly completed direct deposit authorization form. Changes in direct deposit instructions may be made by delivering a new properly completed direct deposit authorization form.

CERTIFICATES FOR SHARES

21.     Will certificates be issued for the common stock purchased?

     Normally, certificates for common stock purchased under the Plan will not be issued to participants. Instead, the common stock purchased for each participant will be credited to the participant’s Plan account and will be shown on the participant’s statement of account. This convenience protects against loss, theft, or destruction of common stock certificates. See Question 17 regarding issuance of statements of account.

     Certificates for any number of whole shares credited to an account under the Plan will be issued in the participant’s name upon the written request of a participant. A participant must furnish separate written instructions to us each time the issuance of certificates is desired. Requests should be mailed to us at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231. Requests for certificates will be handled without charge to participants, but participants are restricted to one request per quarter.

     Certificates for fractions of shares will not be issued to a participant under any circumstances. See Questions 24 and 25 regarding withdrawal of fractional shares from the Plan.

     Common stock credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge common stock must request that certificates for the common stock be issued in his or her name.

22.     In whose name will certificates be registered when issued?

     Accounts in the Plan will be maintained in a participant’s name as shown on our shareholder records. Certificates for whole shares will be similarly registered when issued.

     Upon written request, certificates can also be registered and issued in names other than that of a participant, subject to compliance with any applicable laws and to payment by the participant of any applicable taxes and provided that the request, in proper form, bears the signature of the participant and the signature is guaranteed by an eligible financial institution acceptable to our transfer agent.

SAFEKEEPING OF CERTIFICATES

23.     Can certificates be sent to us for safekeeping?

     Participants who wish to have us hold their certificated shares in safekeeping may send the certificate(s) to us for deposit to a Plan account in the participant’s name. Send the certificate, unsigned, with an enrollment form to us at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231. Enrollment forms may be obtained at any time by writing to us or telephoning us at the appropriate toll-free number listed on page 19. It is recommended the certificate(s) be sent by registered or certified mail, return receipt requested. Participants bear all risk of loss in sending certificates to us for safekeeping. Certificates received for safekeeping will be canceled and registered in the name of the nominee as custodian for participants in the Plan. Participants using safekeeping services must advise us as to their choice of dividend payment options by indicating their choice on the enrollment form under “Participation.”

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WITHDRAWAL

24.     What are the options for withdrawal of common stock from the Plan?

     When a participant withdraws all or a portion of his or her common stock from the Plan, the participant has five options. A participant may elect:

•	to have a certificate issued for all of the whole shares credited to the participant’s Plan account and receive a cash payment for any fraction of a share;

•	to have us sell all of the participant’s Plan shares and receive a check for the proceeds;

•	to have a certificate issued for a specified number of whole shares to be withdrawn from the Plan, leaving the remaining shares in the Plan;

•	to have us sell a specified number of Plan shares and receive a check for the proceeds, leaving the remaining shares in the Plan; or

•	to discontinue reinvestment of dividends but continue to have shares held in safekeeping.

25.     When and how may participants withdraw all or a portion of their common stock from the Plan?

     A participant may withdraw from the Plan at any time by sending a written request to us at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231.

     When a participant requests to withdraw all of his or her common stock from the Plan, termination of participation in the Plan will be effective upon the issuance of a certificate or sale of his or her common stock. If a participant withdraws all of his or her common stock from the Plan and requests a certificate for the shares, a certificate for all of the whole shares credited to the participant’s Plan account will be issued and a cash payment representing any fraction of a share will be mailed directly to the participant. The cash payment to each withdrawing participant will be based on the actual sale price when accumulated fractional sales of withdrawing participants are sold through the Plan.

     If a request for withdrawal is received less than 30 days preceding a dividend date, the request may be held until dividend processing is complete.

     Sales of whole shares and any fractional shares will be made directly to the independent agent. The sale price to participants of shares sold through the Plan will be the market price, including normal brokerage commissions, carried to four decimal places, of shares purchased by the agent. Sale proceeds will be mailed to the participant. Sales of whole and fractional shares may be accumulated; sales transactions will, however, normally occur weekly and at least every 30 days. Participants will receive certificates for shares or cash for shares which are sold no later than 30 days after our receipt of the written notice of withdrawal.

     We cannot guarantee that shares will be sold on any specific day or at any specific price.

26.     When may former participants rejoin the Plan?

     Generally, a former participant may again become a participant at any time (see Question 8). However, we reserve the right to reject any enrollment form from a previous participant on grounds of excessive joining and termination. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

27.     When and how may participants change their status concerning dividend reinvestment in the Plan?

     Participants may change their status at any time by indicating a new designation on an enrollment form. However, if a participant’s request to change is received less than 30 days preceding a dividend date, the dividend paid on the dividend date may, at our option, be processed under the participant’s previous designation. All requests to change will be processed as promptly as possible.

28.     What happens if we issue a stock dividend or declare a stock split?

     Any stock dividends or split shares distributed by us on common stock held in the Plan for a participant will be credited to the participant’s Plan account. Stock dividends or split shares distributed on certificated shares

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registered in the name of a participant will be registered in the participant’s name and may be issued in certificate form.

29.     How will participants’ common stock be voted at meetings of shareholders?

     The common stock credited to a participant’s account may only be voted in accordance with the participant’s instructions given on a proxy form which will be furnished to all shareholders.

30.     What is our responsibility and the responsibility of the nominee under the Plan?

     Neither we nor the independent agent, the nominee or any agents, in administering the Plan, will be liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to the receipt of notice in writing of such death.

     A participant should recognize that neither we nor the independent agent, the nominee or any agents can assure a profit or protect against a loss on the common stock purchased or sold under the Plan.

     The foregoing does not affect a participant’s right to bring a cause of action based on alleged violations of federal securities laws.

31.     What provision is made for shareholders whose dividends are subject to tax withholding?

     In the case of participating shareholders whose dividends are subject to tax withholding, we will invest an amount equal to the cash dividend less the amount of tax required to be withheld. Only the net dividend will be applied by us to the purchase of common stock. Our quarterly statements for those participants will indicate the amount of tax withheld and the net dividend reinvested.

32.     Can the Plan be changed or discontinued?

     We reserve the right to suspend, modify, or terminate the Plan at any time. Notice of any suspension, modification, or termination will be sent to all affected participants.

33.     Who interprets and regulates the Plan?

     We reserve the right to interpret and regulate the Plan.

34.     Which law governs the Plan?

     The Plan is governed by and construed in accordance with the laws of the State of Wisconsin.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax information in Questions 35 through 37 is provided only as a guide to non-corporate participants who hold shares of our common stock as a capital asset. You should consult with your own tax advisors for more specific information on rules regarding the tax consequences of the Plan under federal and state income tax laws and the tax basis of shares held under the Plan in special cases, such as death of a participant or a gift of Plan shares and for other tax consequences.

     Because state income tax laws vary between states, information on state tax consequences is not discussed in this prospectus. You should consult with your own tax advisors regarding the tax consequences of Plan participation under the specific state income tax laws to which you are subject.

35.     What are the federal income tax consequences of participation in the Plan?

     Participants in the Plan, in general, have the same federal income tax obligations with respect to dividends on their common stock as do shareholders who are not participants in the Plan. Cash dividends which a participant elects to have reinvested under the Plan will be treated for federal income tax purposes as having been received even though the participant does not actually receive cash but, instead, purchases common stock under the Plan. Generally, any dividends described above will be taxable to participants as ordinary dividend income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of any dividends in excess of earnings and profits will reduce a participant’s tax basis in the common stock with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain.

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     Participants in the Plan will not recognize any income for federal income tax purposes upon the purchase of shares of common stock with initial investments and optional cash payments. See Question 36 regarding the tax basis of those shares.

36.     What is the federal tax basis of shares of common stock acquired under the Plan?

     In order to determine the tax basis of shares acquired under the Plan and for other tax consequences, you should consult with your tax advisor.

     As a general rule, the tax basis of shares (or any fraction of a share) of common stock acquired under the Plan will be equal to (i) in the case of shares purchased on the open market, the purchase price for those shares (or share), including any brokerage commissions, and (ii) in the case of newly issued shares or treasury shares, the average trading price of the shares on the dividend date or investment date. See Question 12 for the calculation of the average trading price.

     The holding period for shares of common stock acquired under the Plan (or a fraction thereof) will begin on the day following the purchase date.

37.     What are the federal income tax consequences of a sale of common stock acquired under the Plan?

     A participant will not realize any federal taxable income upon receipt of certificates for whole shares of common stock previously credited to the participant’s account, whether upon request, withdrawal from the Plan, or our termination of the Plan. However, gain or loss generally will be realized when a participant sells or otherwise disposes of such shares and with respect to any cash payment by us for a fractional share. The gain or loss will be equal to the difference between the amount received for shares (or a fractional share) and the participant’s tax basis therefor. If shares of common stock acquired under the Plan are held for more than one year, the gain or loss realized upon the sale thereof generally will be long-term capital gain or loss; if the shares are held for a shorter period, the gain or loss will be short-term capital gain or loss. The maximum federal income tax rate for individual taxpayers on adjusted net capital gain (that is, generally, the excess of the taxpayer’s net long-term capital gain over the taxpayer’s net short-term capital loss) is 20%.

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DESCRIPTION OF COMMON STOCK

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1 per share, of which as of December 31, 2002, 17,574,796 shares were issued and outstanding. We have not redeemed any of our common stock nor do we hold any shares of common stock as treasury stock.

     The following summarizes certain provisions of our Amended and Restated Articles of Incorporation and the Wisconsin Business Corporation Law that relate to our common stock and certain relevant provisions of the Indenture of Mortgage and Deed of Trust, dated as of January 1, 1946 between MGE and First Wisconsin Trust Company (now known as U.S. Bank, N.A.), as Trustee, and indentures supplemental thereto (collectively, the “Bond Indenture”).

Voting Rights

     Except as described below under “Limitation of Voting Rights of Substantial Shareholders,” each share of our common stock entitles its holder to one vote in all elections of directors and any other matter submitted to a vote at a meeting of shareholders. Since our common stock does not have cumulative voting rights, the holders of more than 50% of the shares, if they choose to do so, can elect all of the directors.

     All corporate action to be taken by our shareholders may be authorized by a majority of votes cast by holders entitled to vote at a duly authorized meeting, although:

•	the affirmative vote of the holders of two-thirds of our outstanding stock is necessary to amend our Amended and Restated Articles of Incorporation and to approve various fundamental corporate changes, including a merger or share exchange or the sale of all or substantially all of our assets or the dissolution of our company; and

•	the approval of 80% of the votes cast by holders entitled to vote at a duly authorized meeting is required to amend the provisions of our Amended and Restated By-laws relating to the removal of directors only for cause.

Limitation of Voting Rights of Substantial Shareholders

     Our Amended and Restated Articles of Incorporation provide for limited voting rights by the record holders of our “voting stock” which is beneficially owned by a Substantial Shareholder (as defined below). These provisions may render more difficult or discourage (1) a merger involving our company, (2) an acquisition of our company, (3) the acquisition of control over our company by a Substantial Shareholder, and (4) the removal of incumbent management. “Voting stock” is defined in our Amended and Restated Articles of Incorporation to include our common stock and any class or series of preferred or preference stock then outstanding entitling its holder to vote on any matter with respect to which a determination is being made, unless our shareholders or our board of directors expressly exempt a class or series of our preferred or preference stock from this provision of our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation do not presently authorize any class of stock other than common stock.

     A “Substantial Shareholder” is defined in our Amended and Restated Articles of Incorporation as any person or entity (other than us, any of our subsidiaries, our and our subsidiaries’ employee benefit plans and the trustees thereof), or any group formed for the purpose of acquiring, holding, voting, or disposing of shares of voting stock, that is the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. For purposes of our Amended and Restated Articles of Incorporation, a person is deemed to be a “beneficial owner” of any shares of voting stock which that person (or any of its affiliates or associates) beneficially owns, directly or indirectly, or has the right to acquire or to vote, or which are beneficially owned, directly or indirectly, by any other person with which that person (or any of its affiliates or associates) has an agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock.

     A Substantial Shareholder (including the shareholders of record of its beneficially owned shares) is entitled to cast one vote per share (or another number of votes per share as may be specified in or pursuant to our Amended and Restated Articles of Incorporation) with respect to the shares of voting stock which would entitle the Substantial Shareholder to cast up to 10% of the total number of votes entitled to be cast in respect of all the outstanding shares

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of voting stock. With respect to shares of voting stock that would entitle the Substantial Shareholder to cast more than 10% of the total number of votes, however, the Substantial Shareholder is entitled to only one one-hundredth (1/100th) of the votes per share which it would otherwise be entitled to cast. In addition, in no event may a Substantial Shareholder exercise more than 15% of the total voting power of the holders of voting stock (after giving effect to the foregoing limitations).

     If the shares of voting stock beneficially owned by a Substantial Shareholder are held of record by more than one person, the aggregate voting power of all holders of record, as limited by the provisions described above, will be allocated in proportion to the number of shares held. In addition, our Amended and Restated Articles of Incorporation provide that a majority of the voting power of all the outstanding shares of voting stock (after giving effect to the foregoing limitations on voting rights) constitutes a quorum at all meetings of shareholders.

     The following is an example of how the votes available to a Substantial Shareholder would be limited by the provision in our Amended and Restated Articles of Incorporation. The example assumes we have a Substantial Shareholder who holds 600 of 1,000 outstanding shares of voting stock. In the absence of the provision, the Substantial Shareholder would be entitled to cast 600 out of 1,000 votes, or 60%–i.e., one vote for each share held. Under the provision, the Substantial Shareholder would be limited to 70 out of 470 votes, or just under 15%. The provision restricts the votes available to the Substantial Shareholder in two ways–it limits the votes available for shares representing more than 10% of the outstanding voting stock and further limits the vote so calculated to no more than 15% of the total voting power of the holders of voting stock. Under the first limit, the Substantial Shareholder would have 105 votes–one vote for each share up to 10% of the outstanding voting stock (100 shares representing 100 votes) and one-one hundredth vote for each additional share (500 shares representing 5 votes). The second limit would further restrict the votes available since, prior to any further adjustment, the Substantial Shareholder would be entitled to cast 21% of the total voting power–i.e., 105 votes out of a total of 505 votes then entitled to be cast (that is, 105 votes by the Substantial Shareholder and 400 votes by all other shareholders). The second limit reduces those votes until the percentage does not exceed 15%–i.e., 70 votes out of a total of 470 entitled to be cast by all shareholders (that is, 70 votes by the Substantial Shareholder and 400 votes by all other shareholders).

     Accordingly, beneficial owners of more than 10% of the outstanding shares of our voting stock will be unable to exercise voting rights proportionate to their equity interests.

     Subject to specified expectations, Section 180.1150 of the Wisconsin Business Corporation Law, which is referred to as the Wisconsin control share statute, limits the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors to 10% of the full voting power of those excess shares. In other words, a person holding 500 shares of a corporation subject to Section 180.1150 of the Wisconsin Business Corporation Law with 1,000 shares outstanding would be limited to 230 votes (that is, 200 votes (20% of the total voting power) plus 30 votes (10% of the excess 300 shares)) on any matter subjected to a shareholder vote. Full voting power may be restored if a majority of the voting power shares represented at a meeting are voted in favor of a restoration of full voting power. This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.

Possible Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-laws and Wisconsin State Law

     Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-laws providing for a classified board of directors, limiting the rights of shareholders to remove directors, reducing the voting power of persons holding 10% or more of our common stock, requiring a two-thirds vote with respect to an amendment of the Articles and various fundamental corporate changes and permitting us to issue additional shares of common stock without further shareholder approval except as required under rules of the Nasdaq National Market could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and a major shareholder.

     The Wisconsin Holding Company Act provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a holding company unless the Public Service Commission of Wisconsin (“PSCW”) determines that such action is in the best interest of utility consumers, investors and the public.

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Dividend Rights

     Holders of our common stock are entitled to receive dividends on their shares when, as and if declared by our board of directors out of funds legally available for distribution. As a practical matter, our ability to pay dividends on our common stock will be determined by the ability of our operating subsidiaries, principally MGE, to pay dividends to us.

     MGE’s ability to pay dividends to us will be subject to its earnings and the needs of its business and, to a degree, the provisions of the Wisconsin Holding Company Act. The PSCW has the authority under that Act to restrict the payment of dividends by MGE if it finds that MGE’s capital will be impaired by payment of those dividends. Also, as part of the approval we received from the PSCW to become the holding company for MGE, the PSCW limited MGE from paying dividends in excess of its traditional dividend policy so long as its common equity ratio is below 55 percent. As of December 31, 2001, MGE’s common equity ratio was 53.6%.

     Also, under the terms of the Seventeenth Supplemental Indenture to the Bond Indenture, so long as any of the bonds authorized thereunder are outstanding, dividends on MGE’s common stock cannot exceed an amount equal to MGE’s retained income, less dividends, in each case accumulated since December 31, 1945. No portion of MGE’s retained income is so restricted at this time. At present, there is one series of bonds outstanding under the Seventeenth Supplement to the Bond Indenture, representing indebtedness in the amount of $21,200,000.

Liquidation Rights

     In the event we liquidate or dissolve, holders of our then outstanding common stock are entitled to receive ratably all of our assets remaining after all of our liabilities have been paid. In addition, because our operations are currently conducted primarily through MGE, the rights of the holders of our common stock to participate in the distribution of assets of MGE upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of any holders of preferred stock of MGE. Currently, there is no outstanding preferred stock of MGE.

Preemptive and Subscription Rights

     Holders of our common stock, solely by virtue of their holdings, do not have any preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liability to Further Calls or to Assessment

     All of our outstanding shares of common stock have been fully paid and are nonassessable. However, in accordance with Section
180.0622(2)(b) of the Wisconsin Business Corporation Law, shareholders may be personally liable for an amount equal to the par value of their stock for all debts owing to our employees for services performed, but not exceeding six months’ service in any one case.

Miscellaneous

     We reserve the right to increase, decrease, or reclassify our authorized capital stock and to amend or repeal any provisions in our Amended and Restated Articles of Incorporation or in any amendment thereto in the manner now or hereafter prescribed by law, subject to the limitations in our Amended and Restated Articles of Incorporation. All rights conferred on the holders of our common stock in our Amended and Restated Articles of Incorporation or any amendment thereto are subject to this reservation. Our common stock does not have any conversion rights.

COMMON STOCK DIVIDENDS AND MARKET

     We have paid two dividends on common stock since the share exchange in which we became the parent holding company of MGE.

     Our practice of paying dividends quarterly (in March, June, September, and December), the time of payment, and the amount of future dividends are necessarily dependent upon our earnings, financial requirements, and other factors.

     Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol “MGEE.”

     Information and assistance with respect to the Plan may be obtained through our web site (www.mgeenergy.com); by e-mailing MGE Energy Shareholder Services (investor@mgeenergy.com); by writing to

16

us at MGE Energy, Inc., MGE Energy Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231; or by telephoning us at the appropriate toll-free number:

252-4744—from Madison, Wisconsin
1-800-356-6423—Continental U.S.

     A participant should include his or her name, address, account number, telephone number during business hours, and taxpayer identification number with all correspondence. Participants should notify us of any change in address.

LEGAL MATTERS

     Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Stafford Rosenbaum LLP, Madison, Wisconsin.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of MGE for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 7, 2003

Prospectus

MGE ENERGY, INC.

Common Stock $1 Par Value

     We intend to offer from time to time, at prices and on terms to be determined at or prior to the time of sale, shares of our common stock, par value $1 per share, having an aggregate public offering price not to exceed $200,000,000, subject to reduction in the event we sell medium term notes or other shares of common stock pursuant to separate prospectuses under the registration statement of which this prospectus is a part.

     We will specify the number of shares of common stock being offered and the underwriters for the offering, together with the terms and conditions for such offer, the public offering price, the underwriting discounts and commissions and our net proceeds from the sale thereof, in supplements to this prospectus. You should read both the prospectus and the applicable prospectus supplements carefully before you invest.

     Our common stock is quoted on the Nasdaq National Market under the symbol “MGEE.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003.

ABOUT THIS PROSPECTUS	2

WHERE YOU CAN FIND MORE INFORMATION	3

MGE ENERGY, INC.	4

USE OF PROCEEDS	4

DESCRIPTION OF COMMON STOCK	5

COMMON STOCK DIVIDENDS AND MARKET	7

PLAN OF DISTRIBUTION	8

LEGAL MATTERS	8

EXPERTS	9

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan in one or more offerings with a total offering price not to exceed $200,000,000, subject to reduction if we sell any medium-term notes or other shares of our common stock which were registered in the same registration statement and described in separate prospectuses. This prospectus provides you with a general description of the Plan. Each time we sell shares of common stock pursuant to the Plan, we will describe in a supplement to this prospectus the number of shares to be sold in that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and the applicable prospectus supplement, together with additional information referred to in “Where You Can Find More Information,” before investing in our common stock under the Plan.

     We are not offering the common stock in any state where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

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WHERE YOU CAN FIND MORE INFORMATION

     We file, and our wholly owned subsidiary, Madison Gas and Electric Company (“MGE”), has filed, annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s web site at www.sec.gov. or on our website at www.mgeenergy.com. Our common stock is traded on the Nasdaq National Market under the symbol “MGEE,” and you may inspect copies of any documents we file with the SEC at the offices of The National Association of Securities Dealers, Inc. located at 1735 K Street, NW, Washington, DC 20006.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we and MGE have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock registered hereby has been issued:

•	MGE’s Annual Report on Form 10-K for the year ended December 31, 2001.

•	MGE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

•	MGE Energy’s and MGE’s combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

     You may request a copy of these filings at no cost, by writing, calling or e-mailing us at the following address:

MGE Energy, Inc.
Post Office Box 1231
Madison, Wisconsin 53701-1231
Attention: MGE Energy Shareholder Services
Telephone: (800) 356-6423
Email: investor@mgeenergy.com

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information.

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MGE ENERGY, INC.

     MGE Energy, Inc. (the “Company”), a Wisconsin corporation incorporated in 2001, is an exempt holding company under the Public Utility Holding Company Act of 1935. We are the parent holding company of Madison Gas and Electric Company (“MGE”), a regulated public utility, as well as of non-regulated subsidiaries.

     MGE is a Wisconsin public utility that generates and distributes electricity to nearly 130,000 customers throughout 250 square miles of Dane County, Wisconsin. MGE also purchases, transports and distributes natural gas to more than 126,000 customers in 1,325 square miles of service territory in seven counties: Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon. MGE has served the Madison area since 1896.

     MGE Power, LLC has been formed to develop, acquire and own real estate and electric generating facilities. Together with the University of Wisconsin-Madison, we expect MGE Power, LLC to develop and build a natural gas-fired cogeneration plant to help meet the future needs of the University and MGE customers. The facility will produce steam heat and chilled water air conditioning for the University and up to 150 MW of electricity to meet demand in the Madison area. Through MGE Power, LLC, we also have an option (subject to regulatory approvals and other contingencies) to obtain a 1/12th equity interest in up to three coal-fired base-load generating facilities that are a part of Wisconsin Energy Corporation’s Power the Future proposal. The proposal includes three 600 MW coal-fired generating units, and our option permits us to obtain an ownership interest equivalent to no more than 150 MWs of generating capacity.

     Our other non-regulated subsidiaries include MGE Construct, LLC, which provides construction services for generating facilities, Central Wisconsin Development Corp., which provides property-related services and financing to promote development in the MGE service area, and MAGAEL LLC, which holds title to properties acquired for future utility plant expansion and non-utility property.

     Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703-1231, and our telephone number is (608) 252-7000. We also have a web site located at www.mgeenergy.com.

USE OF PROCEEDS

     Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the common stock for financing capital expenditures and future acquisitions, to refund or redeem debt and for other general corporate purposes. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of such prospectus supplement. We will temporarily invest any net proceeds that we do not immediately use in marketable securities.

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DESCRIPTION OF COMMON STOCK

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1 per share, of which as of December 31, 2002, 17,574,796 shares were issued and outstanding. We have not redeemed any of our common stock nor do we hold any shares of common stock as treasury stock.

     The following summarizes certain provisions of our Amended and Restated Articles of Incorporation and the Wisconsin Business Corporation Law that relate to our common stock and certain relevant provisions of the Indenture of Mortgage and Deed of Trust, dated as of January 1, 1946 between MGE and First Wisconsin Trust Company (now known as U.S. Bank, N.A.), as Trustee, and indentures supplemental thereto (collectively, the “Bond Indenture”).

Voting Rights

     Except as described below under “Limitation of Voting Rights of Substantial Shareholders,” each share of our common stock entitles its holder to one vote in all elections of directors and any other matter submitted to a vote at a meeting of shareholders. Since our common stock does not have cumulative voting rights, the holders of more than 50% of the shares, if they choose to do so, can elect all of the directors.

     All corporate action to be taken by our shareholders may be authorized by a majority of votes cast by holders entitled to vote at a duly authorized meeting, although:

•	the affirmative vote of the holders of two-thirds of our outstanding stock is necessary to amend our Amended and Restated Articles of Incorporation and to approve various fundamental corporate changes, including a merger or share exchange or the sale of all or substantially all of our assets or the dissolution of our company; and

•	the approval of 80% of the votes cast by holders entitled to vote at a duly authorized meeting is required to amend the provisions of our Amended and Restated By-laws relating to the removal of directors only for cause.

Limitation of Voting Rights of Substantial Shareholders

     Our Amended and Restated Articles of Incorporation provide for limited voting rights by the record holders of our “voting stock” which is beneficially owned by a Substantial Shareholder (as defined below). These provisions may render more difficult or discourage (1) a merger involving our company, (2) an acquisition of our company, (3) the acquisition of control over our company by a Substantial Shareholder, and (4) the removal of incumbent management. “Voting stock” is defined in our Amended and Restated Articles of Incorporation to include our common stock and any class or series of preferred or preference stock then outstanding entitling its holder to vote on any matter with respect to which a determination is being made, unless our shareholders or our board of directors expressly exempt a class or series of our preferred or preference stock from this provision of our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation do not presently authorize any class of stock other than common stock.

     A “Substantial Shareholder” is defined in our Amended and Restated Articles of Incorporation as any person or entity (other than us, any of our subsidiaries, our and our subsidiaries’ employee benefit plans and the trustees thereof), or any group formed for the purpose of acquiring, holding, voting, or disposing of shares of voting stock, that is the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. For purposes of our Amended and Restated Articles of Incorporation, a person is deemed to be a “beneficial owner” of any shares of voting stock which that person (or any of its affiliates or associates) beneficially owns, directly or indirectly, or has the right to acquire or to vote, or which are beneficially owned, directly or indirectly, by any other person with which that person (or any of its affiliates or associates) has an agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock.

     A Substantial Shareholder (including the shareholders of record of its beneficially owned shares) is entitled to cast one vote per share (or another number of votes per share as may be specified in or pursuant to our Amended and Restated Articles of Incorporation) with respect to the shares of voting stock which would entitle the Substantial Shareholder to cast up to 10% of the total number of votes entitled to be cast in respect of all the outstanding shares

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of voting stock. With respect to shares of voting stock that would entitle the Substantial Shareholder to cast more than 10% of the total number of votes, however, the Substantial Shareholder is entitled to only one one-hundredth (1/100th) of the votes per share which it would otherwise be entitled to cast. In addition, in no event may a Substantial Shareholder exercise more than 15% of the total voting power of the holders of voting stock (after giving effect to the foregoing limitations).

     If the shares of voting stock beneficially owned by a Substantial Shareholder are held of record by more than one person, the aggregate voting power of all holders of record, as limited by the provisions described above, will be allocated in proportion to the number of shares held. In addition, our Amended and Restated Articles of Incorporation provide that a majority of the voting power of all the outstanding shares of voting stock (after giving effect to the foregoing limitations on voting rights) constitutes a quorum at all meetings of shareholders.

     The following is an example of how the votes available to a Substantial Shareholder would be limited by the provision in our Amended and Restated Articles of Incorporation. The example assumes we have a Substantial Shareholder who holds 600 of 1,000 outstanding shares of voting stock. In the absence of the provision, the Substantial Shareholder would be entitled to cast 600 out of 1,000 votes, or 60%–i.e., one vote for each share held. Under the provision, the Substantial Shareholder would be limited to 70 out of 470 votes, or just under 15%. The provision restricts the votes available to the Substantial Shareholder in two ways–it limits the votes available for shares representing more than 10% of the outstanding voting stock and further limits the vote so calculated to no more than 15% of the total voting power of the holders of voting stock. Under the first limit, the Substantial Shareholder would have 105 votes–one vote for each share up to 10% of the outstanding voting stock (100 shares representing 100 votes) and one-one hundredth vote for each additional share (500 shares representing 5 votes). The second limit would further restrict the votes available since, prior to any further adjustment, the Substantial Shareholder would be entitled to cast 21% of the total voting power–i.e., 105 votes out of a total of 505 votes then entitled to be cast (that is, 105 votes by the Substantial Shareholder and 400 votes by all other shareholders). The second limit reduces those votes until the percentage does not exceed 15%–i.e., 70 votes out of a total of 470 entitled to be cast by all shareholders (that is, 70 votes by the Substantial Shareholder and 400 votes by all other shareholders).

     Accordingly, beneficial owners of more than 10% of the outstanding shares of our voting stock will be unable to exercise voting rights proportionate to their equity interests.

     Subject to specified expectations, Section 180.1150 of the Wisconsin Business Corporation Law, which is referred to as the Wisconsin control share statute, limits the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors to 10% of the full voting power of those excess shares. In other words, a person holding 500 shares of a corporation subject to Section 180.1150 of the Wisconsin Business Corporation Law with 1,000 shares outstanding would be limited to 230 votes (that is, 200 votes (20% of the total voting power) plus 30 votes (10% of the excess 300 shares)) on any matter subjected to a shareholder vote. Full voting power may be restored if a majority of the voting power shares represented at a meeting are voted in favor of a restoration of full voting power. This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.

Possible Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-laws and Wisconsin State Law

     Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-laws providing for a classified board of directors, limiting the rights of shareholders to remove directors, reducing the voting power of persons holding 10% or more of our common stock, requiring a two-thirds vote with respect to an amendment of the Articles and various fundamental corporate changes and permitting us to issue additional shares of common stock without further shareholder approval except as required under rules of the Nasdaq National Market could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and a major shareholder.

     The Wisconsin Holding Company Act provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a holding company unless the Public Service Commission of Wisconsin (“PSCW”) determines that such action is in the best interest of utility consumers, investors and the public.

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Dividend Rights

     Holders of our common stock are entitled to receive dividends on their shares when, as and if declared by our board of directors out of funds legally available for distribution. As a practical matter, our ability to pay dividends on our common stock will be determined by the ability of our operating subsidiaries, principally MGE, to pay dividends to us.

     MGE’s ability to pay dividends to us will be subject to its earnings and the needs of its business and, to a degree, the provisions of the Wisconsin Holding Company Act. The PSCW has the authority under that Act to restrict the payment of dividends by MGE if it finds that MGE’s capital will be impaired by payment of those dividends. Also, as part of the approval we received from the PSCW to become the holding company for MGE, the PSCW limited MGE from paying dividends in excess of its traditional dividend policy so long as its common equity ratio is below 55 percent. As of December 31, 2001, MGE’s common equity ratio was 53.6%.

     Also, under the terms of the Seventeenth Supplemental Indenture to the Bond Indenture, so long as any of the bonds authorized thereunder are outstanding, dividends on MGE’s common stock cannot exceed an amount equal to MGE’s retained income, less dividends, in each case accumulated since December 31, 1945. No portion of MGE’s retained income is so restricted at this time. At present, there is one series of bonds outstanding under the Seventeenth Supplement to the Bond Indenture, representing indebtedness in the amount of $21,200,000.

Liquidation Rights

     In the event we liquidate or dissolve, holders of our then outstanding common stock are entitled to receive ratably all of our assets remaining after all of our liabilities have been paid. In addition, because our operations are currently conducted primarily through MGE, the rights of the holders of our common stock to participate in the distribution of assets of MGE upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of any holders of preferred stock of MGE. Currently, there is no outstanding preferred stock of MGE.

Preemptive and Subscription Rights

     Holders of our common stock, solely by virtue of their holdings, do not have any preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liability to Further Calls or to Assessment

     All of our outstanding shares of common stock have been fully paid and are nonassessable. However, in accordance with Section
180.0622(2)(b) of the Wisconsin Business Corporation Law, shareholders may be personally liable for an amount equal to the par value of their stock for all debts owing to our employees for services performed, but not exceeding six months’ service in any one case.

Miscellaneous

     We reserve the right to increase, decrease, or reclassify our authorized capital stock and to amend or repeal any provisions in our Amended and Restated Articles of Incorporation or in any amendment thereto in the manner now or hereafter prescribed by law, subject to the limitations in our Amended and Restated Articles of Incorporation. All rights conferred on the holders of our common stock in our Amended and Restated Articles of Incorporation or any amendment thereto are subject to this reservation. Our common stock does not have any conversion rights.

COMMON STOCK DIVIDENDS AND MARKET

     We have paid two dividends on common stock since the share exchange in which we became the parent holding company of MGE.

     Our practice of paying dividends quarterly (in March, June, September, and December), the time of payment, and the amount of future dividends are necessarily dependent upon our earnings, financial requirements, and other factors.

     Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol “MGEE.”

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PLAN OF DISTRIBUTION

     We may sell shares of our common stock, in or outside of the United States, to underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the common stock;

•	our net proceeds from the sale of the common stock;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

By Underwriters

     If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account. Underwriters may offer the common stock directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the common stock in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

     If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the shares of common stock to the dealers as principals. The dealers may then resell the common stock to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

     We may sell the shares of common stock directly to the public, without the use of underwriters, dealers or agents. We may also sell the common stock through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

General Information

     Underwriters, dealers and agents that participate in the distribution of the common stock may be deemed underwriters as defined in the Securities Act of 1933, and any discounts or commissions we pay to them and any profit made by them on the resale of the common stock may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

     We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS

     Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Stafford Rosenbaum LLP, Madison, Wisconsin. Underwriters’ counsel will render an opinion as to the validity of the common stock for any underwriters, dealers, purchasers or agents.

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EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of MGE for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and agency fees or commissions, are set forth in the following table. All amounts except the SEC registration fee are estimated.

SEC registration fee	$16,180
Nasdaq National Market listing fees	45,000
Accounting fees and expenses	50,000
Printing expenses	40,000
Trustee fees and expenses	25,000
Legal fees and expenses	100,000
Rating agency fees	35,000
Miscellaneous	5,000

Total	$316,180

Item 15. Indemnification of Directors and Officers.

     Pursuant to the provisions of the Wisconsin Business Corporation Law and Article IX of the Registrant’s By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders, or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

     Directors and officers of the Registrant are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be indemnified or indemnifiable under the By-Laws. The primary coverage is provided by a Directors and Officers Liability Insurance Policy in customary form having a one-year term. The coverage also applies to directors and officers of subsidiaries of the Registrant. No deductibles or retentions apply to individual directors or officers.

Item 16. Exhibits.

Exhibit No.	Description

1.1	Form of Distribution Agreement for Medium-Term Notes.

1.2	Form of Terms Agreement for Medium-Term Notes.

1.3	Form of Underwriting Agreement for Common Stock.

3.1	Amended and Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-72694).

3.2	Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-72694).

4.1	Form of Indenture, including the Form of Fixed Rate Note and the Form of Floating Rate Note.

4.2	Form of Interest Calculation Agency Agreement.

5.1	Opinion of Stafford Rosenbaum LLP.

8.1	Opinion of Hunton & Williams.

12.1	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stafford Rosenbaum LLP (included in Exhibit 5.1).

23.3	Consent of Hunton & Williams (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature page).

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, N.A.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

             (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 7th day of March, 2003.

MGE Energy, Inc.

By: /s/ Gary J. Wolter Name: Gary J. Wolter Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below constitutes and appoints Gary J. Wolter, Terry A. Hanson and Jeffrey C. Newman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gary J. Wolter Gary J. Wolter	President and Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2003

/s/ Terry A. Hanson Terry A. Hanson	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2003

/s/ David C. Mebane David C. Mebane	Vice Chairman of the Board and Director	February 28, 2003

/s/ Richard E. Blaney Richard E. Blaney	Director	February 28, 2003

/s/ F. Curtis Hastings F. Curtis Hastings	Director	February 28, 2003

/s/ Regina M. Millner Regina M. Millner	Director	February 28, 2003

/s/ Frederic E. Mohs Frederic E. Mohs	Director	February 28, 2003

/s/ John R. Nevin John R. Nevin	Director	February 28, 2003

/s/ Donna K. Sollenberger Donna K. Sollenberger	Director	February 28, 2003

/s/ H. Lee Swanson H. Lee Swanson	Director	February 28, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Form of Distribution Agreement for Medium-Term Notes.

1.2	Form of Terms Agreement for Medium-Term Notes.

1.3	Form of Underwriting Agreement for Common Stock.

3.1	Amended and Restated Articles of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-72694).

3.2	Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-72694).

4.1	Form of Indenture, including the Form of Fixed Rate Note and the Form of Floating Rate Note.

4.2	Form of Interest Calculation Agency Agreement.

5.1	Opinion of Stafford Rosenbaum LLP.

8.1	Opinion of Hunton & Williams.

12.1	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stafford Rosenbaum LLP (included in Exhibit 5.1).

23.3	Consent of Hunton & Williams (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature page).

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, N.A.